DEC INTERNATIONAL, INC.



                                      and



                        NATIONAL FIBERSTOK CORPORATION





                     121/2% Senior Notes due April 24, 2003

                                      and

                    210,868 Shares of Class A Common Stock

                                      of

                           DEC  International, Inc.



                         SECURITIES PURCHASE AGREEMENT






                          Dated as of April 24, 1997

                               TABLE OF CONTENTS

         >                                                                                                   Page
SECTION 1.       PURCHASE AND SALE OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . .           1
         1.1     Issue of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
         1.2     Purchase and Sale of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .           1
         1.3     Registration of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
         1.4     Delivery Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
         1.5     Issue Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
         1.6     Direct Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
         1.7     Lost, Etc. Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
         1.8     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
         1.9     Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
         1.10    Other Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7

SECTION 2.       CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
         2.1     Delivery of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7
         2.2     Legal Investment; Purchase Permitted by Applicable Laws  . . . . . . . . . . . . . .           9
         2.3     Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.4     Compliance with Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.5     Completion of Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.6     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.7     Proceedings Satisfactory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10
         2.8     Consents and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         2.9     No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         2.10    No Material Judgment or Order  . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         2.11    Payment of Accrued Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         2.12    Amendment of Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . .          11

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF NFC AND DEC  . . . . . . . . . . . . . . . . . . .          11
         3.1     Authorization; Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
         3.2     No Violation or Conflict; No Default . . . . . . . . . . . . . . . . . . . . . . . .          13
         3.3     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
         3.4     No Material Adverse Change; Financial Statements . . . . . . . . . . . . . . . . . .          13
         3.5     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
         3.6     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
         3.7     No Violation of Regulations of Board of Governors of Federal Reserve System  . . . .          15
         3.8     Private Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
         3.9     Governmental Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
         3.10    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
         3.11    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         3.12    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         3.13    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16
         3.14    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         3.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         3.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          17
         3.17    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          19
         3.18    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          19
         3.19    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
         3.20    Consummation of the Pending Acquisition  . . . . . . . . . . . . . . . . . . . . . .          20
         3.21    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . .          20

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER . . . . . . . . . . . . . . . . . .          20
         4.1     Purchase for Own Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          20
         4.2     Accredited Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          21




                                                                                                             Page

         4.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          21
         4.4     Securities Restricted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          21
         4.5     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22

SECTION 5.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          22
         5.1     Payment of Notes; Satisfaction of Obligations  . . . . . . . . . . . . . . . . . . .          22
         5.2     Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . . . .          22
         5.3     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
         5.4     Limitation on Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . .          25
         5.5     Limitation on Additional Indebtedness and Issuance of Disqualified Capital Stock . .          26
         5.6     Limitation on Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . .          26
         5.7     Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
         5.8     Limitation on Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27
         5.9     Limitation on Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . .          29
         5.10    Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries . . . .          29
         5.11    Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
         5.12    Minimum Consolidated Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . .          31
         5.13    Fiscal Years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         5.14    Limitation on Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         5.15    Stay, Extension and Usury Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         5.16    Corporate Existence; Merger; Successor Corporation . . . . . . . . . . . . . . . . .          33
         5.17    Limitation on Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
         5.18    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.19    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.20    Ownership of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.22    Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.23    ERISA Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         5.24    Inconsistent Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          35
         5.25    Compliance with Laws; Maintenance of Licenses  . . . . . . . . . . . . . . . . . . .          35
         5.26    Inspection of Properties and Records . . . . . . . . . . . . . . . . . . . . . . . .          36
         5.27    Representation on Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .          36
         5.28    Maintenance of Office or Agency  . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         5.29    Information to Prospective Purchasers  . . . . . . . . . . . . . . . . . . . . . . .          37
         5.30    Private Placement Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         5.31    Rating of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         5.32    Available Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38

SECTION 6.       REDEMPTION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         6.1     Optional and Mandatory Redemption  . . . . . . . . . . . . . . . . . . . . . . . . .          38
         6.2     Selection of Notes to Be Redeemed  . . . . . . . . . . . . . . . . . . . . . . . . .          38
         6.3     Notice of Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         6.4     Effect of Notice of Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         6.5     Payment of Redemption Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39

SECTION 7.       DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          40
         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          40
         7.2     Acceleration of Notes; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .          41
         7.3     Premium on Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         7.4     Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         7.5     Waiver of Past Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         7.6     Rights of Holders to Receive Payment . . . . . . . . . . . . . . . . . . . . . . . .          42
         7.7     Undertaking for Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42




                                                                                                             Page

SECTION 8.       AMENDMENTS AND WAIVERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         8.1     With Consent of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         8.2     Revocation and Effect of Consents  . . . . . . . . . . . . . . . . . . . . . . . . .          44
         8.3     Notation on or Exchange of Notes . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         8.4     Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44

SECTION 9.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         9.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         9.2     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57

SECTION 10.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         10.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         10.3    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         10.4    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          58
         10.5    Governing Law; Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . .          59
         10.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         10.7    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         10.8    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          60
         10.9    Disclosure of Financial Information  . . . . . . . . . . . . . . . . . . . . . . . .          60

Annexes:

Annex A   Form of Note
Annex B   Share Price Adjustment Agreement
Annex C   Registration Rights  Agreement
Annex D   Stockholders' Agreement
Annex E   Opinion of Counsel to DEC and NFC

Schedules:

1.2
3.1(a)
3.1(b)
3.17
5.28

                         SECURITIES PURCHASE AGREEMENT

          This Securities Purchase Agreement dated as of April 24, 1997 (this "Agreement") is entered into by and among DEC International, Inc., a Delaware corporation ("DEC"), National Fiberstok Corporation, a Delaware corporation ("NFC"), and the purchasers listed on the signature pages hereto (each a "Purchaser" and collectively, the "Purchasers").

          Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.1.

          In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NFC and DEC agree, jointly and severally, and each of the Purchasers agrees, severally but not jointly, as follows:

SECTION 1. PURCHASE AND SALE OF SECURITIES.

1.1  Issue of Securities.

          (a) On or before the Closing, DEC will have authorized the original issue and sale to the Purchasers, in the respective amounts set forth on the signature pages hereof, of $35,000,000 aggregate principal amount of its 121/2% Senior Notes due April 24, 2003 (the "Notes"), to be substantially in the form attached hereto as Annex A, and an aggregate of 210,868 shares (the "Closing Shares") of its Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"). In addition, on or before the Closing, DEC shall authorize the issue and delivery of PIK Notes pursuant to Section 1 of the Notes and the issue and delivery of additional shares of Class A Common Stock (the "Additional Class A Shares" and together with the Closing Shares, the "Class A Shares") pursuant to the Share Price Adjustment Agreement in the form attached hereto as Annex B (the "Share Price Adjustment Agreement"). The aggregate principal amount of the Notes outstanding at any time may not exceed $35,000,000 plus the aggregate principal amount of PIK Notes issued pursuant to Section 1 of the Notes. The Notes and the Class A Shares shall each individually be referred to herein as a "Security" and collectively referred to herein as the "Securities."

          (b) Each Holder of Class A Shares will have certain registration rights as set forth in the Amended and Restated Registration Rights Agreement in the form attached hereto as Annex C (the "Registration Rights Agreement") and other rights and obligations with respect to the Class A Shares, as provided in the Amended and Restated Stockholders' Agreement in the form attached hereto as Annex D (the "Stockholders' Agreement"). The terms and provisions pertaining to the Class A Shares and contained in the Share Price Adjustment Agreement shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, DEC and the Holders, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

1.2  Purchase and Sale of Securities.

          (a) Purchase and Sale. DEC agrees to sell and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Companies contained or incorporated herein, each of the Purchasers agrees, severally but not jointly, to purchase the Securities set forth below such Purchaser's name on the signature pages hereto at the purchase price indicated therein. A portion of the aggregate purchase price to be paid for the Securities shall be paid in the form of 10,000 shares of Cumulative Redeemable Preferred Stock. DEC and the Purchasers hereby agree to treat, for Federal Income and all other tax purposes, (i) the Notes as having an aggregate issue price equal to $34,213,000 (taking into account any amounts payable by DEC to the Purchasers at closing as an adjustment to the issue price under applicable treasury regulations) (ii) the Class A Shares as having an aggregate issue price equal to $500,000, and (iii) the Cumulative Redeemable Preferred Stock as having an aggregate fair market value equal to its accreted value in the amount of $9,713,000. Unless otherwise required by applicable law, DEC and the Purchasers shall not take any position contrary to such treatment for any federal income or other tax purposes.

          (b) Closing. The purchase and sale of the Securities shall take place at a closing (the "Closing") at the offices of White & Case, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. on April 24, 1997, or such other business day as may be agreed upon by the Purchasers, NFC and DEC (the "Closing Date"). At the Closing, DEC will deliver to each of the Purchasers the Securities to be purchased by such Purchaser (in such denomination or denominations and registered in such Purchaser's name or the name of such nominee or nominees as such Purchaser may request), dated the Closing Date, against payment of the purchase price therefor by (i) intra-bank or Federal funds bank wire transfer of same day funds to such bank account which is identified on
     Schedule 1.2 hereto or such other account as DEC shall designate at least two Business Days prior to the Closing (ii) and delivery of certificates representing 10,000 shares of Cumulative Redeemable Preferred Stock, together with related stock powers duly endorsed in blank.

          (c) Fees and Expenses. Regardless of whether the Securities are sold, each of NFC and DEC agrees, severally and jointly, to pay or reimburse all reasonable expenses relating to this Agreement, including but not limited to:

               (i) each Purchaser's reasonable expenses incurred in connection with the transactions contemplated by this Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the other Documents including, without limitation, travel and lodging expenses and all costs incurred in connection with such Purchaser's review of each of the Companies' business and operations;

               (ii) the fees and other charges and expenses of the Purchasers' counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in connection herewith and with the other Documents;

               (iii) the cost of printing, reproducing and delivering to each Purchaser's home office or the office of such Purchaser's designee, insured to such Purchaser's satisfaction, this Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the Securities and the other Documents;

               (iv) the reasonable fees and expenses (including the reasonable fees and expenses of counsel) in connection with any registration or qualification of the Securities required in connection with the offer and sale of the Securities pursuant to this Agreement under the securities or "blue sky" laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements;

               (v) each Purchaser's expenses (including the reasonable fees and expenses of counsel) relating to any amendment to, or modification of, or any waiver or consent or preservation of rights under, this Agreement or any of the other Documents; and

               (vi) all other expenses, including without limitation reasonable counsel's fees, accountants' fees and any rating agency fees incurred by the Companies in connection with the transactions contemplated by this Agreement and the other Documents.

          NFC and DEC, jointly and severally, shall deliver to each of the Purchasers or to such other persons as such Purchaser shall direct, concurrently with the Closing, by intra-bank or Federal funds bank wire transfer of same day funds, payment for any documented out-of-pocket expenses for which such Purchaser is entitled to reimbursement pursuant to this Section 1.2(c), including, without limitation, the documented fees and expenses of such Purchaser's counsel.

          (d) Other Purchasers. Each Purchaser's obligations hereunder are subject to the execution and delivery of this Agreement by the other Purchasers listed on the signature pages hereof. The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser under this Agreement.

1.3  Registration of Securities.

          DEC shall cause to be kept at its principal office (a) a register for the registration and transfer of the Notes (the "Notes Register") and (b) a register for the registration and transfer of the Class A Shares (the "Class A Common Stock Register"). The names and addresses of the Holders of Notes, the issuance of PIK Notes, the transfer of Notes and the names and addresses of the transferees of the Notes shall be registered in the Notes Register.
The names and addresses of the Holders of Class A Shares, the transfer of Class A Shares and the names and addresses of the transferees of Class A Shares shall be registered in the Class A Common Stock Register.

          The Person in whose name any registered Security shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and DEC shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer as provided in this Section 1.3. Payment of or on account of the principal, premium, if any, and interest on any registered Securities shall be made to or upon the written order of such registered holder.

          When Securities are presented to DEC with a request to register the transfer of such Securities or to exchange such Securities for an equal principal amount of Securities of other authorized denominations, DEC shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met.

1.4  Delivery Expenses.

          If a Holder surrenders any Note or any certificate representing any Class A Share to DEC for any reason, DEC agrees to pay the cost of delivering to such Holder's home office or to the office of such Holder's designee from DEC, insured to such Holder's satisfaction, the surrendered Security and each Security issued in substitution, replacement or exchange for the surrendered Security.

1.5  Issue Taxes.

          DEC and NFC, jointly and severally, agree to pay all documentary stamp taxes and other governmental charges (other than taxes in the nature of income, franchise, property, estate, inheritance, gift or similar taxes) and governmental fees in connection with the issuance or delivery by DEC to each Holder of the Notes and the Class A Shares, as the case may be, and the execution and delivery of the other Documents and any modification of any of such Securities and Documents and will save such Holder harmless without limitation as to time against any and all liabilities with respect to all such taxes and fees. The obligations of DEC and NFC under this Section 1.5 are in addition to any other obligations of DEC and NFC contained elsewhere in this Agreement and shall survive the payment or prepayment of the Notes, at maturity, upon redemption or otherwise and the termination of this Agreement and the other Documents.

1.6  Direct Payment.

          DEC will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 12:00 Noon, New York time), by Federal funds bank wire transfer in same day funds to each Holder's account in any bank in the United States of America as may be designated and specified in writing by such Holder at least two Business Days prior thereto. Each Purchaser's initial bank account for this purpose is on the signature pages thereto. In the event that DEC elects to make a PIK Interest Payment, then, in addition to making the wire transfer of the cash portion of the PIK Interest Payment, DEC shall deliver the portion of such PIK Interest Payment being paid in PIK Notes to each Holder at such Holder's address as it appears in the Notes Register or at such address as may be designated and specified in writing by such Holder at least two Business Days prior thereto.

1.7  Lost, Etc. Securities.

          If a mutilated Security is surrendered to DEC or if the Holder of a Security claims and submits an affidavit or other evidence, satisfactory to DEC, to the effect that the Security has been lost, destroyed or wrongfully taken, DEC shall issue a replacement Security if the customary requirements relating to replacement securities are reasonably satisfied. If required by DEC, such Holder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of DEC to protect DEC from any loss which it may suffer if a Security is replaced. If any Purchaser or any other institutional Holder (or nominee thereof) is the owner of any such lost, stolen or destroyed Security, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Security at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Security other than the unsecured written agreement of such owner reasonably satisfactory to DEC, to indemnify DEC or at the option of the Purchaser, an indemnity bond in the amount of the Security remaining outstanding.

          Every replacement Security is an obligation of DEC.

1.8  Indemnification.

          In addition to all other sums due hereunder or provided for in this Agreement or any of the other Documents and any and all obligations of NFC or DEC to indemnify any Purchaser hereunder or under any of the other Documents, NFC and DEC (each, an "Indemnifying Party") hereby agree, jointly and severally, without limitation as to time, to indemnify each Purchaser, each Affiliate of a Purchaser and each director, officer, employee, counsel, agent or representative of such Purchaser and its Affiliates (collectively, the "Indemnified Parties") against, and hold it and them harmless from, to the fullest extent lawful, all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees and disbursements) and expenses, including expenses of investigation (collectively, "Losses"), incurred by it or them and arising out of or in connection with this Agreement, the Acquisition Agreement, the Senior Credit Agreement, the Indenture, the other Documents or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), regardless of whether the transactions contemplated by this Agreement are consummated and regardless of whether any Indemnified Party is a formal party to any proceeding; provided, however, that the Indemnifying Parties shall not be liable to any Indemnified Party for any Losses to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the gross negligence or willful misconduct of such Indemnified Party, which (i) is independent of any wrongful act by the Indemnifying Parties, their Affiliates or any of their respective representatives and (ii) was not taken by such Indemnified Party in reliance upon any of the representations, warranties, covenants or promises of any Indemnifying Party herein (including, without limitation, those incorporated by reference herein) or in the other Documents, including (without limitation) the certificates delivered by any of the Companies pursuant hereto or thereto. Each Indemnifying Party agrees, jointly and severally, to reimburse any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party (regardless of whether it is or may be ultimately determined that an Indemnified Party is not entitled to indemnification hereunder). The obligations of each Indemnifying Party to each Indemnified Party hereunder shall be separate obligations, and the Indemnifying Party's liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. The obligations of each Indemnifying Party under this Section 1.8 shall survive the payment or prepayment of the Notes, at maturity, upon acceleration, redemption or otherwise, the redemption or repurchase by DEC of the Class A Shares purchased by any Purchaser, the redemption or repurchase of any Class A Shares, any transfer of the Securities by any Purchaser and the termination of this Agreement, the Indenture, the Senior Credit Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement and any of the other Documents.

          In addition, each Indemnifying Party jointly and severally, shall, without limitation as to time, indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all Losses asserted against, resulting to, imposed on, or incurred by any of the Indemnified Parties, directly or indirectly, in connection with any of the following: (i) the events, circumstances and conditions relating to environmental matters described in the Offering Memorandum, the Private Placement Memorandum or the Acquisition Agreement; (ii) any pollution or threat to human health or the environment that is related in any way to the management, use, control, ownership or operation of the business or property in connection with the business of the Companies, by the Companies, or any Person for whom any Company is or may be responsible by law or contract, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, regardless of whether the pollution or threat to human health or the environment is described in the Offering Memorandum, the Private Placement Memorandum or the Acquisition Agreement; (iii) any Environmental Claim against any Person whose liability for such Environmental Claim any Company has assumed or retained either contractually or by operation of law, including but not limited to any pollution or threat to human health or the environment, or any Federal, state, local or foreign approvals; or (iv) the breach of any environmental representation or warranty set forth or incorporated by reference herein.

          In case any action, claim or proceeding shall be brought against any Indemnified Party with respect to which indemnity may be sought against any Indemnifying Party hereunder, such Indemnified Party shall promptly notify each Indemnifying Party in writing and such Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses incurred in connection with the defense thereof. The failure to so notify such Indemnifying Party shall not affect any obligation it may have to any Indemnified Party under this Agreement or otherwise except to the extent that (as finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal)) such failure materially and adversely prejudiced such Indemnifying Party. Each Indemnified Party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless: (i) such Indemnifying Party has agreed to pay such expenses; or (ii) such Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and such Indemnifying Party or an Affiliate of such Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to such Indemnifying Party or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and such Indemnifying Party or its Affiliate; provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (ii) or (iii) above, such Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties; provided, however, that such Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party. No Indemnifying Party shall be liable for any settlement of any such action effected without its written consent (which shall not be unreasonably withheld). Each Indemnifying Party agrees, jointly and severally, that it will not, without the Indemnified Party's prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the Indemnified Parties, of the Indemnified Parties from all liability and obligation arising therefrom.

          If the indemnification provided for in this Section 1.8 is unavailable to, or insufficient to hold harmless, any Indemnified Party in respect of any Losses referred to therein, then each Indemnifying Party shall have an obligation to contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of each Indemnifying Party, its subsidiaries and Affiliates, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 1.8, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

          The Indemnified Parties shall have and be entitled to all rights of subrogation, in respect of any Losses or other amounts as to which the foregoing indemnity provisions apply, with respect to the claims of NFC against any of the other parties to the Acquisition Agreement.

1.9  Further Actions.

          During the period from the date hereof to the Closing Date, NFC and DEC each shall (i) take all actions necessary or appropriate to cause its representations and warranties contained in Section 3 to be true and correct as of the Closing Date (unless stated to refer to another date), both before and after giving effect to the transactions contemplated by this Agreement, the Acquisition Agreement and the other Documents, as if made on and as of such date, and (ii) take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and removing all injunctive or other impediments or delays, legal or otherwise, which are necessary to the consummation of the transactions contemplated by this Agreement, the Acquisition Agreement and the other Documents.

1.10 Other Covenants.

          Each of NFC and DEC further covenants and agrees to not, and will ensure that no affiliate (as defined in Rule 501(b) of the Securities Act) of NFC or DEC will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Purchasers of the Securities.

SECTION 2.     CLOSING CONDITIONS.

          The obligations of each Purchaser to purchase and pay for the Securities to be delivered to such Purchaser at the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

2.1  Delivery of Documents.

          NFC and DEC shall have delivered to each Purchaser, in form and substance satisfactory to such Purchaser, the following:

          (a) The Notes being purchased by such Purchaser, duly executed by DEC, in the aggregate principal amount set forth below such Purchaser's name on the signature pages hereto, and certificates representing the Closing Shares being purchased by such Purchaser, representing the number of Closing Shares set forth below such Purchaser's name on the signature pages hereto.

          (b) (1) An Opinion of Counsel, dated the Closing Date and addressed to the Purchasers, from White & Case, counsel for NFC and DEC, as to the matters set forth on Annex E.

               (2) Each legal opinion delivered pursuant to the Acquisition Agreement, dated the Closing Date and addressed to the Purchasers or accompanied by a written authorization from the Person delivering such legal opinion stating that the Purchasers may rely on such opinion as though it were addressed to them.

               (3) A legal opinion, dated the Closing Date and addressed to the Purchasers, from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Purchasers.

               (4) Such other Opinions of Counsel covering matters incidental to the transactions contemplated by this Agreement and the other Documents as any Purchaser may reasonably request.

               In rendering such opinions described in this subsection (b), each counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Companies (copies of which shall be delivered to such Purchaser) and by government officials, and upon such other documents as such counsel deem appropriate as a basis for their opinion. Such counsel shall opine, as applicable, as to the Federal laws of the United States, the General Corporation Law of the State of Delaware, the laws of the States of New York and the laws of the state or states of incorporation of the Companies, if other than Delaware or New York, and the laws of the state or states governing the Acquisition Agreement, if other than Delaware or New York.

          (c) Resolutions of the Board of Directors of NFC, certified by the Secretary or Assistant Secretary of NFC, to be duly adopted and in full force and effect on such date, authorizing (i) the execution, delivery and performance of this Agreement, the Acquisition Agreement, the other

     Documents to which NFC is a party and the consummation of the transactions contemplated hereby and thereby and (ii) specific officers of NFC to execute and deliver this Agreement and any other Documents to which NFC is a party.

          (d) Resolutions of the Board of Directors of DEC, certified by the Secretary or Assistant Secretary of DEC, to be duly adopted and in full force and effect on such date, authorizing (i) the execution, delivery and performance of this Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the other Documents to which DEC is a party and the consummation of the transactions contemplated hereby and thereby, (ii) the issuance of the Notes, the PIK Notes and the Class A Shares pursuant to this Agreement and (iii) specific officers of DEC to execute and deliver this Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the Notes, the PIK Notes and the Class A Shares and any other Documents to which DEC is a party.

          (e) Certificates of the Chief Executive Officer and Chief Financial Officer of each of NFC and DEC, dated the Closing Date, certifying that
     (i) all of the conditions set forth in Sections 2.3, 2.4, 2.5, 2.8, 2.9 and 2.10 are satisfied on and as of such date and specifying as to each such condition the satisfaction thereof, (ii) all of the representations and warranties of NFC and DEC, as the case may be, contained or incorporated by reference herein or in any of the other Documents are true and correct on and as of such date as though made on and as of such date (unless stated to relate to another date), both immediately prior to and after the consummation of the Pending Acquisition (and after giving effect to the transactions contemplated by this Agreement and the other Documents), (iii) each of the Companies has performed its obligations that are required to be performed on or before the closing under the Acquisition Agreement in accordance therewith and with all applicable law, and (v) as to such other matters as such Purchaser may reasonably request.

          (f) A certificate in form, scope and substance reasonably satisfactory to the Purchasers, from the Chief Financial Officer of each of DEC and NFC, dated the Closing Date, to the effect that at the Closing Date, both immediately prior to and after the consummation of the Pending Acquisition (and after giving effect to the transactions contemplated hereby and by the Acquisition Agreement (including without limitation, the issuance of the Securities, the application of the proceeds therefrom and the consummation of the Pending Acquisition)), each of the Companies is Solvent.

          (g) Audited consolidated financial statements of each of the Companies (as described in the first sentence of Section 3.4(b)) for the fiscal years ended on December 31, 1996, 1995 and 1994 and unaudited consolidated financial statements of each of the Companies for the three-month periods ended March 31, 1997 and 1996, in each case together with a certificate of the Chief Financial Officer of such Company to the effect that they were prepared in accordance with GAAP and fairly present the consolidated financial position, shareholders' equity and income of such Company. The audited financial statements referred to above shall be delivered together with a report thereon by the applicable Company's independent accountants, which report shall be unqualified, shall express no doubts about the ability of such Company and each of its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of such Company and each of its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with United States of America generally accepted auditing standards.

          (h) Governmental certificates, dated the most recent practicable date prior to the Closing Date, showing that each of the Companies is organized, existing and in good standing in the jurisdiction of its incorporation and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it has executive offices or transacts business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

          (i) Copies of each consent, license and approval required in connection with the execution, delivery and performance by each of the Companies of this Agreement, the Securities, the Acquisition Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the other Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation consents, if any, required pursuant to the HSR Act).

          (j) Copies of the Charter Documents of each of the Companies, certified as of a recent date by the Secretaries of State of the relevant state of incorporation and certified by the Secretary or Assistant Secretary of each Company, as true and correct as of the Closing Date.

          (k) Certificates of the Secretary or an Assistant Secretary of each of the Companies as to the incumbency and signatures of the officers or representatives of such Company executing this Agreement, the Securities, the Acquisition Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the other Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (l) True and correct copies of the Acquisition Agreement, the Senior Credit Agreement, the Indenture and all amendments thereto.

          (m) Such additional information and materials as any Purchaser may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other contracts to which any of the Companies is a party.

2.2  Legal Investment; Purchase Permitted by Applicable Laws.

          Each Purchaser's acquisition of the Securities (a) shall not be prohibited by any applicable law or governmental regulation, release, interpretation or opinion (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), (b) shall constitute a legal investment as of the Closing Date under the laws and regulations and orders of each jurisdiction to which such Purchaser may be subject (without resort to any "basket" or "leeway" provision), and (c) shall not subject such Purchaser to any penalty or, in its reasonable judgment, other onerous condition in or pursuant to any such law, regulation or order; and such Purchaser shall have received such certificates or other evidence as such Purchaser may reasonably request to establish compliance with this condition.

2.3  Payment of Fees.

          DEC shall have delivered to each of the Purchasers or to such other persons as such Purchaser shall direct on the signature pages hereto, at the Closing, by intra-bank or Federal funds bank wire transfer of same day funds, payment for such Purchaser's fee of such percent of the aggregate principal amount of the Notes being purchased by such Purchaser as is set forth on such Purchaser's signature page hereto.

2.4  Compliance with Agreements.

          Each of the Companies shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein, in each of the other Documents and in any other document contemplated hereby or thereby which are required to be performed or complied with by such Company on or before the Closing Date. The Purchasers shall have received evidence, in form and substance satisfactory to them, that all transactions required by the Acquisition Agreement to have occurred prior to or on the Closing Date have been consummated and that all certificates, financial statements, opinions and other documents delivered thereunder were delivered in a form satisfactory to the Purchasers.

2.5  Completion of Other Transactions.

          Simultaneously with or prior to the sale to each Purchaser of the Securities to be purchased by such Purchaser:

          (a) Each of the Documents shall have been executed and delivered by each of the parties thereto (other than such Purchaser) in form and substance satisfactory to the Purchasers, and such parties shall have consummated the transactions contemplated thereby in accordance with all applicable laws (including without limitation, the Securities Act, all applicable state securities laws and all related rules and regulations under such statutes and other laws).

          (b) All of the other Purchasers listed in the signature pages hereof shall have consummated their purchase of Securities pursuant to this Agreement.

          (c) DEC shall own, directly, 100% of the outstanding Equity Interests of NFC in existence immediately prior to the consummation of the Pending Acquisition.

2.6  Representations and Warranties.

          Unless stated to relate to another date, all of the representations and warranties of each of the Companies contained or incorporated by reference herein or in any of the other Documents shall be true and correct in all material respects (except that such phrase "in all material respects" shall be disregarded to the extent that any such representation and warranty is qualified by "material," "Material Adverse Effect" or any similar terms or by any phrase using any of such terms) on and as of the Closing Date, both before and after giving effect to the Pending Acquisition and the other transactions contemplated hereby and by the other Documents.

2.7  Proceedings Satisfactory.

          All proceedings taken in connection with the sale of the Securities, the transactions contemplated hereby (including, without limitation, the Pending Acquisition), and all documents and papers relating thereto, shall be reasonably satisfactory to such Purchaser. Such Purchaser and its counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, or as a basis for the Closing opinions, all in form and substance satisfactory to such Purchaser.

2.8  Consents and Permits.

          Each of the Companies shall have received all consents, permits, approvals and authorizations and sent or made all notices, filings, registrations and qualifications as may be required pursuant to any law, statute, regulation or rule (Federal, state, local or foreign) or pursuant to any other agreement, order or decree to which any of them is a party or to which any of them is subject, in connection with the transactions to be consummated on or prior to the Closing Date as contemplated by this Agreement or any of the other Documents.

2.9  No Material Adverse Effect.

          Subsequent to December 31, 1996: (A) none of the Companies shall have suffered any adverse change in its properties, business, operations, assets, condition (financial or otherwise) or prospects which could reasonably be expected to result in a Material Adverse Effect; and (B) (i) except as described in NFC's Annual Report on Form 10-K for the year ended December 31, 1996, there shall not have been any material change in the capital stock or long-term debt, or material increase in short-term debt, of any of the Companies and (ii) none of the Companies shall have incurred any liability or obligation, direct or contingent, that is material to such Company, is required to be disclosed on a balance sheet in accordance with GAAP and is not disclosed on the latest balance sheet previously provided to the Purchasers.

2.10 No Material Judgment or Order.

          There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the Federal, state or local government that, in the reasonable judgment of any Purchaser or its counsel, would prohibit the sale or issuance of the Securities hereunder or subject DEC to any material penalty if the Securities were to be issued and sold hereunder.

2.11 Payment of Accrued Dividends.

          In accordance with the provisions of the Certificate of Designations, all unpaid dividends that have accrued through the Closing Date on the shares of Cumulative Redeemable Preferred Stock, shall have been declared by the Board of Directors of DEC and paid in full in cash to the Persons who are the holders of record of such shares on the Closing Date (immediately prior to giving effect to the purchase and sale of the Securities pursuant to Section 1.2).

2.12 Amendment of Certificate of Incorporation.

          The certificate of incorporation of DEC shall have been amended to include the provisions described in Section 5.27.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF NFC AND DEC.

          Each of NFC and DEC represents and warrants, jointly and severally, on the date hereof and as of the Closing, as follows:

3.1  Authorization; Capitalization.

          Each of the Companies has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under each of the Documents to which it is a party, and (ii) to consummate the transactions contemplated thereby. Without limiting the generality of the preceding sentence, DEC has taken all actions necessary to authorize it to issue and perform all of its obligations under the Notes and the Class A Shares. Each of the Documents to which any of the Companies is a party is a legally valid and binding obligation of such Company, enforceable against it in accordance with its respective terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

          Prior to the Pending Acquisition, NFC is the only direct or indirect Subsidiary of DEC. Immediately after giving effect to the Pending Acquisition, NFC and the entities identified on Schedule 3.1(a) will be the only direct or indirect Subsidiaries of DEC. The total authorized Capital Stock of DEC consists of (a) 4,000,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock, par value $0.0001 per share, of which 2,457,122 shares and no shares, respectively, were issued and outstanding on the date hereof and 2,667,990 shares and no shares, respectively, will be issued and outstanding upon consummation of the transactions contemplated hereby and (b) 250,000 shares of preferred stock, of which 10,000 shares were issued and outstanding on the date hereof and no shares will be issued and outstanding upon consummation of the transactions contemplated hereby. All outstanding options and other rights to acquire shares of Capital Stock of DEC are as set forth on Schedule 3.1(b). The total authorized Capital Stock of NFC consists of 300,000 shares of common stock, of which 283,803 shares were issued and outstanding on the date hereof. DEC owns 100% of the outstanding Equity Interests or other securities evidencing equity ownership of NFC. Except for 283,803 shares of common stock of NFC, DEC does not own any Equity Interest in, or any other securities of, any Person. Prior to the Pending Acquisition, NFC does not own any Equity Interest in, or any other securities of, any Person. Immediately after giving effect to the Pending Acquisition, NFC will not own any Equity Interest in, or any other securities of, any
Person, other than the Equity Interests identified on Schedule 3.1(b).   NFC
directly or indirectly owns 100% of the outstanding Equity Interests or other securities evidencing equity ownership of the entities identified on Schedule 3.1(b), in each case free and clear of any Lien. All of the outstanding Equity Interests of each of the Companies and their Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive or similar rights.

          On the Closing Date, the Securities will be duly authorized and validly issued, will be fully paid and nonassessable and will not have been issued in violation of, nor will they be subject to, any preemptive or similar rights other than those in favor of the Purchasers or as contemplated in the Stockholders' Agreement. Except as set forth on Schedule 3.1(b), on the Closing Date, there are no outstanding (i) securities convertible into or exchangeable for any Equity Interests of any of the Companies, (ii) options, warrants or other rights to purchase or subscribe to Equity Interests of any of the Companies or securities convertible into or exchangeable for Equity Interests of any of the Companies, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any Equity Interests of any of the Companies, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) voting trusts, agreements, contracts, commitments, understandings or arrangements with respect to the voting of any of the Equity Interests of any of the Companies.

          Except for the Registration Rights Agreement, DEC has not entered into an agreement to register its securities under the Securities Act. Except for this Agreement, DEC has not entered into any agreement to issue, purchase or sell any of its securities.

          There are no securities of DEC registered under the Exchange Act or listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system.

3.2  No Violation or Conflict; No Default.

          (a) Neither the execution, delivery or performance of this Agreement, the Securities, the Acquisition Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any of the other Documents by any of the Companies, nor the compliance with their respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, nor the issuance, sale or delivery of the Securities will:

               (i) violate any provision of the Charter Documents of any of the Companies;

               (ii) violate any statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any court or governmental authority or body to which any of the Companies or any of their respective properties may be subject;

               (iii) permit or cause the acceleration of the maturity of any debt or obligation of any of the Companies; or

               (iv) violate, or be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any Person under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any property of any of the Companies under, any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which any of the Companies is a party or by which any of the Companies (or their respective properties) may be bound, other than such violations, conflicts, defaults, terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to result in a Material Adverse Effect.

          (b) None of the Companies is in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

3.3  Use of Proceeds.

          Approximately $23 million of the net proceeds from the sale of the Securities hereunder will be used to make a capital contribution to NFC.

3.4  No Material Adverse Change; Financial Statements.

          (a) No Material Adverse Change. Since December 31, 1996, none of the Companies has suffered any material adverse change in their properties, business, operations, assets, condition (financial or otherwise) or prospects which could reasonably be expected to result in a Material Adverse Effect.

          (b) Financial Statements. DEC and NFC have previously provided to you (i) the audited consolidated balance sheet of each Company as of December 31, 1996, 1995 and 1994, (ii) related audited consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1996, 1995 and 1994 and (iii) a consolidated balance sheet for each of the Companies as of March 31, 1997 and 1996 and related statements of income, changes in shareholders' equity and cash flows for the three-month periods ended March 31, 1997 and 1996. Such financial statements present fairly the consolidated financial position, results of operations, shareholders' equity and cash flows of each of the Companies at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved. All financial statements concerning DEC and its Subsidiaries that will hereafter be furnished by DEC and its Subsidiaries to the Purchasers or any Holder pursuant to this Agreement will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and will present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (c) Pro Forma Balance Sheets. The Pro Forma Balance Sheets were prepared by DEC in accordance with GAAP, with only such pro forma adjustments thereto as would be required to present fairly in all material respects the information contained therein.

          (d) Projections. True and complete copies of (i) projections of the consolidated revenues, earnings before depreciation, interest and taxes, operating margins, fixed charges, net income and capital expenditures of DEC and its Subsidiaries for each of the fiscal years ending December 31, 1997, 1998, 1999, 2000 and 2001, prepared by senior management of DEC assuming the consummation of the transactions contemplated hereby and by the Acquisition Agreement and the other Documents (the "Projections") and (ii) the assumptions and supplemental data used in preparing the Projections (collectively, the "Supplemental Data") have been delivered by DEC to the Purchasers. The Projections were prepared on the basis of the Supplemental Data which represent a reasonable basis for such preparation. The Projections and the Supplemental Data reflect the best currently available estimates and judgment of DEC's senior management as to the expected future financial performance of DEC and its Subsidiaries, provided that it is understood that there can be no assurances that suitable acquisition candidates can be found as shown in the acquisition model of the Projections.

3.5  Full Disclosure.

          Neither this Agreement (including without limitation the representations and warranties incorporated herein by reference), the financial statements referred to in Section 3.4, any Document, nor any other document, certificate or written statement furnished by or on behalf of any of the Companies to any Purchaser in connection with the negotiation and sale of the Securities, when taken as a whole, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no material fact known to any of the Companies that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and written statements furnished to the Purchasers for use in connection with the transactions contemplated hereby.

3.6  Third Party Consents.

          Neither the nature of any of the Companies nor of any of their businesses or properties, nor any relationship between any of the Companies and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Securities at the Closing nor the performance by any of the Companies of their other obligations hereunder or under, or the consummation of the transactions contemplated by, the Securities, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any other Document, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any governmental authority or other Person on the part of any of the Companies as a condition to the execution and delivery of this Agreement, the Acquisition Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any of the other Documents or the offer, issuance, sale or delivery of the Securities at the Closing other than such consents, approvals, authorizations, notices, filings, registrations or qualifications which shall have been made or obtained on or prior to the Closing Date and such filings under Federal and state securities laws which are permitted to be made after the Closing Date and which DEC hereby agrees to file within the time period prescribed by applicable law.

3.7  No Violation of Regulations of Board of Governors of Federal Reserve
System.

          None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

3.8  Private Offering.

          Assuming the truth and correctness of the representations and warranties set forth in Section 4, the sale of the Securities hereunder is exempt from the registration and prospectus delivery requirements of the

Securities Act. In the case of each offer or sale of the Securities, no form of general solicitation or general advertising was used by any of the Companies or their respective representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

          The Purchasers are the sole purchasers of the Securities. No securities have been issued and sold by any of the Companies within the six-month period immediately prior to the date hereof. DEC agrees that it will not, nor will anyone acting on its behalf, offer or sell the Securities, or any portion of them, if such offer or sale might bring the issuance and sale of the Securities to any Purchaser hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Securities and any such securities could be integrated as a single offering for the purposes of the Securities Act, including without limitation Regulation D thereunder.

3.9  Governmental Regulations.

          DEC is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or to any Federal or state statute or regulation limiting its ability to consummate the transactions contemplated hereby and by the other Documents.

3.10 Brokers.

          None of the Companies has dealt with any broker, finder, commission agent or other such intermediary in connection with the sale of the Securities and the transactions contemplated by this Agreement and the other Documents, other than McCown De Leeuw & Co., and none of the Companies is under any obligation to pay any broker's or finder's fee or commission or similar payment in connection with such transactions (other than $500,000 payable to McCown De Leeuw & Co.).

          Each of NFC and DEC agrees, jointly and severally, to indemnify and hold the Holders harmless from and against any and all actions, suits, claims, costs, expenses, losses, liabilities and/or obligations in connection with or relating to any broker's or finder's fees or commission or similar payment in connection with such transactions, except with respect to such fees or commissions incurred by any Purchaser for its account, so long as NFC or DEC receives notice of any such action, suit, claim, etc., reasonably promptly after the Holders become aware thereof; provided that the failure to give such notice as provided in this sentence shall not relieve NFC or DEC of its obligations under this sentence except to the extent, and only to the extent, that NFC or DEC is materially prejudiced by such failure to give notice (as determined by a court of competent jurisdiction in a final nonappealable judgment).

3.11 Solvency.

          Immediately prior to and after giving effect to the issuance of the Securities and the execution, delivery and performance of this Agreement, the Acquisition Agreement, the other Documents and any instrument governing

Indebtedness of any Company incurred as of the Closing Date, each of the Companies is Solvent.

3.12 Representations and Warranties.

          (a) All representations and warranties (and the related schedules) of each of the parties to the Acquisition Agreement contained in the Acquisition Agreement and all representations and warranties (and the related schedules) of each of the Companies contained in the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the Senior Credit Agreement or the other Documents, each in the form as in effect on the date hereof without amendment or waiver, shall be deemed to constitute representations and warranties of NFC and DEC under this Agreement with the same force and effect as the representations and warranties expressly set forth herein. Such representations and warranties are true and correct in all material respects (except that such phrase "in all material respects" shall be disregarded to the extent that any such representation and warranty is qualified by "material," "Material Adverse Effect" or any similar terms or by any phrase using any of such terms) on the date hereof and will be true and correct in all material respects (except that such phrase "in all material respects" shall be disregarded to the extent that any such representation and warranty is qualified by "material," "Material Adverse Effect" or any similar terms or by any phrase using any of such terms) as of the Closing Date as if made at and as of such date, both before and after the consummation of the Pending Acquisition, and are hereby incorporated by reference herein as if made hereby by NFC and DEC to the Purchasers. For purposes of this Section 3.12, the definitions contained in the Senior Credit Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the Acquisition Agreement and any other Documents (insofar as they relate to the representations and warranties incorporated herein) are hereby incorporated by reference herein and made a part hereof.

          (b) There exist no material defaults with respect to the Acquisition Agreement nor any basis for the exercise by any party thereto of any rights of cancellation or rescission or any material rights of offset.

3.13 Litigation.

          (a) There is no action, claim, suit, citation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, or to the knowledge of NFC or DEC, threatened ("Proceedings") against or affecting any of the Companies or any of their properties or assets, except for such Proceedings that, if finally determined adversely to any of the Companies, could not reasonably be expected to have a Material Adverse Effect, and there is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge the Pending Acquisition, this Agreement or any of the other Documents or the transactions contemplated hereby or thereby.

          (b) None of the Companies is subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal that has had a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

3.14 Labor Relations.

          None of the Companies, nor any Person for whom any Company is or may be responsible by law or contract, is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is
(a) no unfair labor practice charge or complaint pending or threatened against any of the Companies, or any Person for whom any Company is or may be responsible by law or contract, before the National Labor Relations Board or any corresponding state, local or foreign agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against any of the Companies, or any Person for whom any Company is or may be responsible by law or contract, and (c) no union representation claim or question existing with respect to the employees of any of the Companies, or any Person for whom any Company is or may be responsible by law or contract, and no union organizing activities taking place. None of the Companies, nor any Person for whom any Company is or may be responsible by law or contract, is a party to any collective bargaining agreement.

          Except such as could not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Companies nor any of their Subsidiaries has violated any applicable Federal, state, provincial or foreign law relating to employment or employment practices or the terms and conditions of employment, including, without limitation, discrimination in the hiring, promotion or pay of employees, wages, hours of work, plant closings and layoffs, collective bargaining, and occupational safety and health, or any provisions of ERISA or the rules and regulations promulgated thereunder or any other applicable law (whether foreign or domestic) relating to or governing the operation or maintenance of any plan or arrangement falling within the definition of an "employee benefit plan" (as such term is defined in Section 3 of ERISA) or any other employee benefit plan or arrangement.

3.15 Taxes.

          All material Tax Returns required to be filed by any of the Companies have been timely filed and such returns are true, complete and correct in all material respects. All material Taxes due or claimed to be due from any of the Companies that are due and payable have been paid, other than those (i) being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP or (ii) those currently payable without penalty or interest and for which an adequate reserve or accrual has been established or extensions duly filed. Neither NFC nor DEC knows of (A) any actual or proposed material additional tax assessments or (B) any probable basis for the imposition of any material additional tax assessments for any fiscal period against any of the Companies.

3.16 Environmental Matters.

          Except as to those two Superfund (as defined in the Offering Memorandum) matters described in the Offering Memorandum, or as could not reasonably be expected to have a Material Adverse Effect:

          (a) each of the Companies, and any Person for whom any Company is or may be responsible by law or contract (which such Person is included in the definition of "Company" for purposes of this Section 3.16), is in full compliance with all Environmental Laws, which compliance includes, but is not limited to, (1) compliance with all standards, schedules and timetables therein, (2) the possession of all permits, licenses, approvals and other authorizations required under the Environmental Laws or with respect to the operation of the Companies' or such Person's business, property and assets, and compliance with the terms and conditions thereof and (3) any Federal, state, local or foreign approvals required pursuant to any Environmental Laws that pertain or relate to the transactions contemplated by this Agreement;

          (b) none of the Companies has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that any of the Companies is not in full compliance with any Environmental Law, none of the Companies has any liability under any Environmental Law, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may be expected to prevent or interfere with full compliance with applicable Environmental Laws in the future;

          (c) there is no Environmental Claim pending or threatened against any of the Companies;

          (d) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could be expected to form the basis of any Environmental Claim against any of the Companies;

          (e) no real property or facility owned, used, operated, leased, managed or controlled by any of the Companies, or any predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or on any other state or local list established pursuant to any Environmental Law;

          (f) there have been no releases (including, without limitation, any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on-site or off-site) of Materials of Environmental Concern by any of the Companies, or any predecessor in interest, at, on, under, from or into any facility or real property owned, operated, leased, managed or controlled by any of the Companies, and none of the Companies has incurred or expects to incur liability for contamination at, on, under, from or into any on-site or off-site locations where any of the Companies have stored, disposed or arranged for the disposal of Materials of Environmental Concern;

          (g) no underground storage tank or other underground storage receptacle, or related piping, is located on a facility or property currently owned, operated, leased, managed or controlled by any of the Companies;

          (h) there is no asbestos contained in or forming part of any building, building component, structure or office space, and no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property, owned, operated, leased, managed or controlled, whether currently or in the past (for which such matters the Companies could be liable), by any of the Companies.

          "Environmental Claim" means any claim, action, cause of action, investigation of which the Companies, including any of their employees, are aware, or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, regardless of whether owned or operated by any of the Companies, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "Materials of Environmental Concern" means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, or PCBs.

3.17 ERISA.

          Based upon the Purchasers' representation in Section 4.5, the execution and delivery of this Agreement, the other Documents and the sale of the Securities to be purchased by the Purchasers will not involve any non-exempt "prohibited transaction." Except as set forth on Schedule 3.17 hereto, none of the Companies or any of their ERISA Affiliates is a "party in interest" or a "disqualified person" with respect to any "employee benefit plan" (as determined immediately after consummation of the Pending Acquisition). No condition exists or event or transaction has occurred in connection with any "employee benefit plan" maintained or contributed to by any of the Companies or any of their ERISA Affiliates (any such plan being herein referred to as a "Company Plan") that has resulted or is reasonably likely to result in any of the Companies or any such ERISA Affiliate incurring any liability, fine or penalty except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.17, no Company Plan is subject to Title IV of ERISA. There is no liability under Title IV of ERISA, whether actual or contingent that could reasonably be expected to result in a Material Adverse Effect. No amounts payable pursuant to any compensation or benefit plan, policy, scheme or arrangement, or any other contract, arrangement or agreement will, in connection with the transactions contemplated under this Agreement, the Acquisition Agreement or the other Documents, fail to be deductible for Federal income tax purposes by virtue of Section 280G or 162(m) of the Code. The terms "employee benefit plan" and "party in interest" shall have the meanings assigned to such terms in Section 3 of ERISA, the term "disqualified person" shall have the meaning assigned to such term in Section 4975 of the Code, the term "prohibited transaction" shall have the meaning assigned to such term in Section 406(a) of ERISA and Section 4975 of the Code, and the term "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Companies would be deemed to be a "single employer" within the meaning of Sections 414(b) and (c) of the Code.

3.18 Intellectual Property.

          The Companies and their Subsidiaries own or possess adequate licenses or other rights to use all trademarks, service marks, trade names, copyrights, and know-how necessary to conduct the business now conducted by them as described in the Offering Memorandum, and, none of the Companies or any of their Subsidiaries has received any notice of infringement of or conflict with (or knows of such infringement of or conflict with) asserted rights of others with respect to trademarks, service marks, trade names, copyrights, or know-how which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect. The Companies and their Subsidiaries do not in the conduct of their business as now conducted as described in the Offering Memorandum, infringe or conflict with any right of any third party, known to any of the Companies or any of their Subsidiaries, where such infringement or conflict could reasonably be expected to result in any Material Adverse Effect.

3.19 Compliance with Laws.

          Each of the Companies has obtained and has maintained in good standing any licenses, permits, consents and authorizations required to be obtained by it under all laws or regulations relating to its business (collectively, the "Laws"), the absence of which (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, and any such licenses, permits, consents and authorizations remain in full force and effect, except as to any of the foregoing the absence of which (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect. Each of the Companies is in compliance with the Laws except for such noncompliance which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and there is no pending or, to any of the Companies' or any of their Subsidiaries' knowledge, threatened, action or proceeding against any of the Companies or any of their Subsidiaries under any of the Laws, other than any such actions or proceedings which, individually or in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

3.20 Consummation of the Pending Acquisition.

          The Pending Acquisition will be, on the Closing Date, duly consummated in accordance with the terms of the Acquisition Agreement without amendment or waiver of any material term or provision thereof. True and correct copies of the Acquisition Agreement have been delivered to each Purchaser. None of the Companies or any of their Affiliates is in default under the Acquisition Agreement or under any instrument or document to be delivered in connection therewith. The representations and warranties made in the Acquisition Agreement by any of the Companies or their Affiliates will be true and correct in all material respects (except for changes expressly provided for therein or herein) on and as of the Closing Date as though made on and as of such date. All of the transactions engaged in by the Companies and their Affiliates as part of the Pending Acquisition were legal and valid and in compliance with all applicable law.

3.21 Survival of Representations and Warranties.

          All of the Companies' representations and warranties hereunder and under the Acquisition Agreement, the Senior Credit Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the other Documents shall survive the execution and delivery of the same, any investigation by any Purchaser and the issuance of the Securities.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.

          Each Purchaser (as to itself only) and each Account Manager (as to the managed accounts of Purchasers) represents and warrants to NFC and DEC that:

4.1  Purchase for Own Account.

          Such Purchaser or such Account Manager is purchasing the Securities to be purchased by it solely for its own account (or in the case of Account Managers, on behalf of managed accounts) and not as nominee or agent for any other person (other than for such managed accounts, if applicable) and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Securities pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.2  Accredited Investor.

          Such Purchaser or such Account Manager is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in securities similar to the Securities and it acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it (or, in the case of an Account Manager, the managed account on behalf of which the Account Manager is acting) is able to bear the economic risk of its investment in the Securities and is presently able to afford the complete loss of such investment; it (or, in the case of an Account Manager, the managed account on behalf of which the Account Manager is acting) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act; and it has been afforded access to information about each of the Companies and their financial condition and business sufficient to enable it to evaluate its investment in the Securities.

4.3  Authorization.

          Each Purchaser has taken all actions necessary to authorize it (or, in the case of an Account Manager, such Account Manager is duly authorized by the managed account for which it is acting) (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to perform all of its obligations under the Securities and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement is a legally valid and binding obligation of each Purchaser enforceable against it in accordance with its terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by Federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

4.4  Securities Restricted.

          Each Purchaser acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

          No transfer or sale (including, without limitation, by pledge or hypothecation) of Securities by any Holder which is otherwise permitted hereunder, other than a transfer or sale to DEC, shall be effective unless such transfer or sale is made (A) pursuant to an effective registration statement under the Act and a valid qualification under applicable state securities or "blue sky" laws or (B) without such registration or qualification as a result of the availability of an exemption therefrom, and, if reasonably requested by DEC, counsel for such Holder shall have furnished DEC with an opinion, reasonably satisfactory in form and substance to DEC, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act; provided, however, that with respect to transfers by Holders to their
Affiliates, no such opinion shall be required.    A transfer made by a Holder
which is a state-sponsored employee benefit plan to a successor trust or fiduciary pursuant to a statutory reconstitution shall be expressly permitted and no opinions of counsel shall be required in connection therewith.

4.5  ERISA.

          Such Purchaser represents that either:

          (a) it is not acquiring the Securities for or on behalf of any employee pension benefit plan or employee welfare benefit plan (as defined in Section 3 of ERISA) or any "plan" (as defined in Section 4975 of the Code) (each hereafter a "Plan");

          (b) the assets used to acquire the Securities are assets of an insurance company general account and the purchase of the Securities would be exempt under the provisions of the Prohibited Transaction Class Exemption ("PTCE") 95-60; or

          (c) if it is acquiring the Securities on behalf of a Plan, either directly or through an investment fund (such as a "bank collective investment fund" as defined in PTCE 91-38 or an "insurance company pooled separate account" as defined in PTCE 90-1), then, assuming that the plans listed in Schedule 3.17 are the only employee benefit plans (as defined in Section 3 of ERISA) or Plans with respect to which NFC is a "party in interest" or "disqualified person" (as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, respectively), either

               (i) no part of the funds to be used to purchase the Securities constitutes assets allocable to any trust that contains assets of the employee benefit plans listed in Schedule 3.17, or

               (ii) an exemption from the prohibited transaction rules applies such that the use of such funds does not constitute a non-exempt prohibited transaction in violation of Section 406 of ERISA or
          Section 4975 of the Code, which could be subject to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed under
          Section 4975 of the Code.

          The representations contained in this Section 4.5 are made in express reliance on the list of employee benefit plans contained in Schedule 3.17.

SECTION 5.     COVENANTS.

          So long as any of the Notes remain unpaid and outstanding, DEC covenants to the Holders of outstanding Securities as follows:

5.1  Payment of Notes; Satisfaction of Obligations.

          DEC shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. To the extent lawful, DEC shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all due and unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at a rate equal to 141/2% per annum, compounded quarterly. PIK Notes issued pursuant to Section 1 of the Notes shall not constitute due and unpaid amounts outstanding under the Notes.

5.2  Financial Statements and Reports.

          (a) DEC will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. DEC will deliver to each Holder the financial statements and other reports described below:

               (i) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month ending after the Closing Date, DEC will deliver the consolidated balance sheets of DEC and its Subsidiaries as at the end of such month and the related consolidated statements of income and stockholders' equity and cash flows for such month and in each case for the period from the beginning of the then current fiscal year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast for the current fiscal year delivered pursuant to subsections (a)(v), (a)(viii) and (b) of this Section 5.2, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of DEC that they fairly present in all material respects the financial condition of DEC and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

               (ii) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of any fiscal year), DEC will deliver its quarterly report on Form 10-Q relating to such fiscal quarter;

               (iii) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each fiscal year, DEC will deliver: (A) the consolidated balance sheet of DEC and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows of DEC and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection (a)(v) and (b) of this Section 5.2 for the fiscal year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of DEC that they fairly present in all material respects the financial condition of DEC and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (B) a narrative report describing the operations of DEC and its Subsidiaries in the form prepared for presentation to senior management for such fiscal year, and (C) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by DEC, which report shall be unqualified, shall express no doubts about the ability of DEC and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present in all material respects the consolidated financial position of DEC and its Subsidiaries as of the dates indicated and the results of their operations, shareholders' equity and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with United States generally accepted auditing standards;

               (iv) Promptly upon receipt thereof, copies of all reports submitted to the management of DEC or NFC by independent public accountants, whether in connection with each annual, interim or special audit of the consolidated financial statements of DEC made by such accountants or otherwise, including the management letter submitted by such accountants to management in connection with their annual audit;

               (v) Copies of any financial or other report or notice delivered to, or received from, (a) any lenders pursuant to Section
          4.3 of the Senior Credit Agreement and (b) the trustee pursuant to
          Section 4.10 of the Indenture (or any similar provision contained in any successor agreements) not otherwise delivered to the Holders pursuant to this Section 5.2; provided, however, that regardless of whether DEC or NFC is required to deliver any financial plan pursuant to the Senior Credit Agreement or the Indenture, DEC shall deliver to each Holder a financial plan of DEC and its Subsidiaries on or prior to December 15 of the year preceding the year to which such plan relates;

               (vi) Copies of all material reports, letters and other correspondence from local, state or Federal regulatory or other agencies relating to business, licenses or operating contracts of DEC or any of its Subsidiaries;

               (vii) Notice to each Holder of (i) any violation of or noncompliance with any Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (ii) any communication (written or oral) or Environmental Claim, whether from a governmental authority, citizens group, employee or otherwise, alleging that any of the Companies is not in compliance with any

          Environmental law or asserting liability of any of the Companies for contamination from or as a result (directly or indirectly) of any Materials of Environmental Concern, which noncompliance or liability could reasonably be expected to have a Material Adverse Effect, or
          (iii) any releases or threatened releases (including, without limitation, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on-site or off-site) of any Materials of Environmental Concern for which any of the Companies could be held liable, either in fact or by law, which releases could reasonably be expected to have a Material Adverse Effect; and

               (viii) Copies of such other information and data with respect to DEC or any of its Subsidiaries as from time to time may be reasonably requested by any Holder.

          (b)  Each financial statement delivered pursuant to subsections
     (a)(i), (a)(ii) and (a)(iii) of this Section 5.2 shall be in a form reasonably acceptable to each Purchaser and, in the case of financial statements delivered pursuant to subsections (a)(ii) and (a)(iii) of this
     Section 5.2, shall be accompanied by a brief narrative description of business and financial trends and developments material to DEC and its Subsidiaries and significant transactions that have occurred in the appropriate period or periods covered thereby.

5.3  Compliance Certificate.

          (a) DEC shall deliver to the Holders, within forty-five (45) days after the end of each fiscal quarter and within ninety (90) days after each fiscal year, an Officers' Certificate stating that a review of the activities of DEC and its Subsidiaries during the preceding fiscal quarter or fiscal year, as the case may be, has been made under the supervision of the signing Officers with a view to determining whether DEC and its Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Agreement and the Notes, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, DEC and its Subsidiaries each has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a violation or event that, with notice or the passage of time or both would be a violation shall have occurred, describing all such violations or prospective violations of which he or she may have knowledge) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments of interest, principal or premium on the Notes are prohibited or if such event has occurred, a description of the event. The Officers' Certificate shall set forth all financial calculations for such fiscal quarter or fiscal year necessary to demonstrate compliance with the covenants contained in this Section 5.

          (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the financial statements delivered pursuant to Section 5.2(a)(iii) shall be accompanied by a written statement of independent certified public accountants of recognized national standing selected by DEC that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that DEC or any of its Subsidiaries has violated any provisions of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

          (c) DEC and NFC shall deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any default or event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 7.1(f), an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default or event of default and the nature of any remedial or corrective action the DEC or NFC proposes to take with respect thereto.

5.4  Limitation on Restricted Payments.

          (a)  DEC shall not,

               (i) declare or pay any dividends, either in cash or property, on, or make any distribution to the holders (as such) in respect of, any class of Equity Interest in DEC, NFC or any of their respective Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of DEC, NFC or any of their respective Subsidiaries);

               (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of DEC, NFC or any of their respective Subsidiaries or any other Affiliate of DEC or NFC; provided that, as long as no Default or Event of Default has occurred and is continuing, DEC may purchase Equity Interests in DEC beneficially owned by directors, officers and employees of DEC or any of its Subsidiaries pursuant to the terms of employment contracts or employee benefit plans of DEC or any of its Subsidiaries not to exceed $250,000 in any fiscal year.

               (iii) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than the Notes and the Indebtedness referred to in clause (v) of Section 5.6(b)); or

               (iv) make any Investment other than (A) any guarantee of Indebtedness by DEC permitted pursuant to the provisions of Section 5.5(a), (B) any Investment of cash by DEC in a Wholly Owned Subsidiary of DEC solely to fund an Acquisition made by NFC or any of its Subsidiaries, which Acquisition is not prohibited pursuant to the provisions of Section 5.14.(b) and (C) any Investments in Cash Equivalents.

          (b)  NFC shall not, and shall cause each of its Subsidiaries to not,
     (i) fail to comply with the provisions of Section 4.03 of the Indenture (as in effect on the Closing Date) or (ii) directly or indirectly, make or pay any Restricted Payment (as defined in the Indenture (as in effect on the Closing Date)) permitted to be made pursuant to the provisions of
     Section 4.03 of the Indenture if after giving effect to such Restricted Payment, NFC would not have the availability under clause (iii) of the first paragraph of Section 4.03 of the Indenture to pay dividends or make other distributions to DEC in an amount which would enable DEC to pay the interest on the Notes for the remaining term of the Notes; provided that NFC shall not be precluded by the provisions of this Section 5.4(b) from making the Restricted Payments referred to in the second paragraph of
     Section 4.03 of the Indenture (other than the Restricted Payments referred to in clause (1) of such paragraph), except that the limitation referred to in clause (8) of such paragraph shall be $550,000 rather than $2.0 million; provided further that the provisions of this Section 5.4(b) shall not prohibit the payment of dividends or other distributions by NFC or any of its Subsidiaries directly or indirectly to DEC.

5.5 Limitation on Additional Indebtedness and Issuance of Disqualified Capital Stock.

          (a) DEC shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness or issue any Disqualified Capital Stock; provided that DEC may guarantee Indebtedness of any of its Subsidiaries to the extent that the incurrence of such Indebtedness by such Subsidiary or such guarantee by DEC (without duplication) does not violate the provisions of Section 5.5(b) at the time of such incurrence.

          (b) NFC shall not, and shall cause each of its Subsidiaries (including without limitation, upon the creation or acquisition of such Subsidiary) to not fail to comply with the provisions of Section 4.04 of the Indenture (as in effect on the Closing Date). In addition, and without limiting the foregoing provisions of this Section 5.5., NFC shall not, and shall cause each of such Subsidiaries to not directly or indirectly, (i) incur any Indebtedness or issue any Disqualified Capital Stock, if after giving effect to such incurrence of Indebtedness or issuance of Disqualified Capital Stock, (A) the Consolidated Leverage Ratio of DEC and its Subsidiaries would exceed 5.0 or (B) any Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence of Indebtedness or issuance of Disqualified Capital Stock or (ii) issue any Preferred Stock under any circumstances. Notwithstanding the foregoing, DEC may incur (i) up to $25,000,000 aggregate principal amount of Indebtedness outstanding at any one time under the Senior Credit Agreement and (ii) up to $44,000,000 aggregate principal amount of Indebtedness (regardless of whether incurred under the Senior Credit Agreement or otherwise) to be incurred in order to finance the Grizzard Acquisition permitted pursuant to the provisions of Section 5.14(c), as long as, in the case of this clause
     (ii), no Default or Event of Default has occurred and is continuing or would occur and be continuing after giving effect on a pro forma basis to the incurrence of such Indebtedness or issuance of Disqualified Stock.

5.6  Limitation on Transactions With Affiliates.

          (a) DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than
     (i) Affiliate Transactions permitted under paragraph (b) of this covenant and (ii) Affiliate Transactions on terms that are no less favorable to DEC or the applicable Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of DEC or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of DEC, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If DEC, NFC or any of their respective Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, DEC shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to DEC, NFC or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor (as defined in the Indenture as in effect on the Closing Date).

          (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of Mr. John Weil, in his capacity as a consultant to DEC or any Subsidiary of DEC, such reasonableness being determined in good faith by DEC's Board of Directors; (ii) transactions exclusively between or among DEC and any of its Wholly Owned Subsidiaries or exclusively between or among such Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture (as in effect on the Closing Date);
     (iii) Restricted Payments (as defined in the Indenture as in effect on the Closing Date) permitted by the Indenture (as in effect on the Closing
     Date); (iv) payments by DEC or any of its Subsidiaries to MDC Entities pursuant to the terms of the Advisory Services Agreement initially in an amount not to exceed $350,000 in any fiscal year, which amount may be increased to an amount not to exceed $500,000 in any fiscal year with the approval of the members of the Board of Directors of DEC who do not have a direct financial interest in any Person receiving such payments under the Advisory Services Agreement; and (v) the purchase by NFC of notes payable by shareholders of DEC from MDC Entities in an aggregate amount not to exceed $550,000.

5.7  Limitation on Liens.

          (a) DEC shall not create or suffer to exist any Liens other than Permitted Liens upon any assets of DEC (including without limitation, any shares of Capital Stock of NFC).

          (b) NFC shall not, and shall cause each of its Subsidiaries to not, fail to comply with the provisions of Section 4.15 of the Indenture (as in effect on the Closing Date).

5.8  Limitation on Sale of Assets.

          (a) DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, make any Asset Sale, unless no Default or Event of Default exists and is continuing or is created by such Asset Sale and:

               (i) DEC or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of such assets (as determined in good faith by the Board of Directors of DEC and evidenced by a resolution set forth in an Officers' Certificate, including as to the value of all noncash consideration);

               (ii) at least 80% of the consideration therefor received by DEC, NFC or such Subsidiary, as the case may be, shall be in the form of cash or Cash Equivalents; provided, however, that for the purposes of this subsection (a)(ii), the following are deemed to be cash: (x) any liabilities of DEC, NFC or such Subsidiary (as shown on the most recent balance sheet or in the notes thereto of DEC, NFC or such Subsidiary) that are assumed by the transferee in connection with the Asset Sale (other than liabilities that are incurred in connection with or in anticipation of such Asset Sale); and (y) securities received by DEC or such Subsidiary from such transferee that are immediately converted into cash at the face amount or fair market value thereof by DEC or such Subsidiary; and

               (iii) upon the consummation of an Asset Sale made by NFC or any of its Subsidiaries, NFC shall apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of such Asset
          Sale: (x) to prepay, purchase, defease or otherwise retire any Indebtedness of NFC or its Subsidiaries (including without limitation, the NFC Senior Notes and any Indebtedness under the Senior Credit Agreement), in each case, with a permanent reduction in amounts available to be borrowed or the Indebtedness that may be incurred under the instrument evidencing such Indebtedness and/or
          (y) to reinvest in Productive Assets. Any Net Cash Proceeds from any Asset Sale consummated by NFC or any of its Subsidiaries that are not applied or reinvested as provided in this subsection
          (a)(iii) of this Section 5.8 and all Net Cash Proceeds from any Asset Sale consummated by DEC shall constitute excess proceeds ("Excess Net Cash Proceeds") and shall be held in cash or Cash Equivalents.

          (b) When the aggregate amount of Excess Net Cash Proceeds exceeds $5,000,000, DEC shall promptly make an offer (the "Asset Sale Offer") to all Holders of the Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Net Cash Proceeds, at an offer price in cash in an amount (the "Asset Sale Offer Price") equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon to the Asset Sale Date.

               If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Net Cash Proceeds, DEC shall select the Notes to be purchased on a pro rata basis, in such manner as complies with applicable legal requirements, if any. Upon completion of such Asset Sale Offer, the amount of Excess Net Cash Proceeds shall be reset at zero.

               Simultaneously with the making of such Asset Sale Offer, DEC shall provide the Holders with an Officers' Certificate setting forth the Asset Sale Offer Price, the Asset Sale Date and the calculations used in determining the amount of Excess Net Cash Proceeds to be applied to the repurchase of the Notes.

               If the date on which the Asset Sale Offer closes (the "Asset Sale Date") is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Sale Offer.

          (c) Notice of any Asset Sale Offer shall be mailed by DEC to each Holder at its last registered address. The Asset Sale Offer shall remain open from the time of mailing until twenty (20) Business Days thereafter, and no longer, unless a longer period is required by law. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

               (i)  that the Asset Sale Offer is being made pursuant to this
          Section 5.8 and that Notes will be accepted for payment either (A) in whole or (B) in part in integral multiples of $1,000;

               (ii) the Asset Sale Offer Price and the Asset Sale Date;

               (iii) that any Note not tendered will continue to accrue interest;

               (iv) that any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Date (so long as DEC does not default in its obligation to promptly pay the Asset Sale Offer Price);

               (v) that Holders electing to have a Note purchased pursuant to the Asset Sale Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, at the address specified in the notice prior to the close of business on the Business Day preceding the Asset Sale Date;

               (vi) that Holders will be entitled to withdraw their election on the terms and subject to the conditions set forth in the notice;

               (vii) that Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that any portion of a Note repurchased by DEC and any new Note issued to the Holder in respect of the unpurchased portion thereof shall be in the principal amount of $1,000 or an integral multiple thereof.

          (d) On the Asset Sale Date, DEC shall (i) accept for payment all Notes or portions thereof validly tendered pursuant to the Asset Sale Offer and (ii) promptly thereafter mail or deliver to each Holder of Notes accepted for purchase payment in the amount equal to the aggregate Asset Sale Offer Price for such Notes, and DEC shall execute and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. DEC will notify the Holders of the results of the Asset Sale Offer on the Asset Sale Date.

5.9  Limitation on Capital Expenditures.

          (a) DEC shall not make or incur Capital Expenditures in any fiscal year in an aggregate amount in excess of $250,000.

          (b) NFC shall not, and shall not permit any of its Subsidiaries to, make or incur Capital Expenditures in any fiscal year in an aggregate amount for NFC and its Subsidiaries in excess of $15,000,000.

          (c)  Notwithstanding the provisions of subsection (b) of this
     Section 5.9, NFC and its Subsidiaries may make or incur Capital Expenditures in order to consummate Acquisitions permitted pursuant to the provisions of Section 5.14.

5.10 Limitation on Dividend and Other Payment Restrictions Affecting
Subsidiaries.

          DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of DEC to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, DEC, (b) make loans or advances to DEC, (c) transfer any of its properties or assets to DEC, except for such encumbrances or restrictions existing under or by reason of
(i) any restrictions existing under or contemplated by this Agreement, the Indenture (as in effect on the Closing Date) and the Senior Credit Agreement (as in effect on the Closing Date); (ii) any restrictions, with respect to a Subsidiary of DEC that is not a Subsidiary of DEC on the date hereof, in existence at the time such Person becomes a Subsidiary of DEC (so long as such restrictions are not created in anticipation of such Person becoming a Subsidiary of DEC); (iii) with respect to clause (c) above only, any restrictions existing under Capital Lease Obligations or Indebtedness secured by Permitted Liens (as defined in the Indenture (as in effect on the Closing
Date)) (provided that, in each case, such prohibition shall only relate to the assets which are subject to such Capitalized Lease Obligations or which secure such Indebtedness and the proceeds therefrom); or (iv) any restrictions existing under any new agreement evidencing Indebtedness or any agreement that refinances or replaces the agreements containing the restrictions in the foregoing clauses (i), (ii) and (iii); provided, that the terms and conditions of any such restrictions are no more restrictive than those under or pursuant to the agreements containing the restrictions referenced in the foregoing clauses (i), (ii) or (iii).

5.11 Change of Control.

          (a) Change of Control. Upon the occurrence of a Change of Control, DEC shall give each Holder prompt, and in any event within ten (10) Business Days of the occurrence of the Change of Control (the "Change of Control Date"), notice describing in reasonable detail the nature of the Change of Control, offering to each Holder the right to require DEC to repurchase all or any part of such Holder's Notes (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase (the "Change of Control Offer Price").

          (b) Procedure. The notice of a Change of Control Offer shall state a date not less than thirty (30) days nor more than sixty (60) days after the date of mailing of such notice by DEC for repurchase of the Notes pursuant to the Change of Control Offer (the "Change of Control Payment Date"). The notice, which shall govern the terms of the Change of Control Offer, shall state:

               (i) that the Change of Control Offer is being made pursuant to this Section 5.11;

               (ii) the Change of Control Offer Price and the Change of Control Payment Date;

               (iii)     that, unless DEC defaults in the payment of the

          Change of Control Offer Price, all Notes accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date;

          (iv) that Holders electing to require DEC to repurchase any Notes will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Note completed and otherwise in proper form for transfer, to the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (v) that the Holders will be entitled to withdraw their election to require DEC to repurchase any Notes on the terms and conditions set forth in such notice; and

          (vi) that the Holders electing to require DEC to repurchase any Notes in part will be issued a new Note in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that any portion of a Note repurchased by DEC and any new Note issued to the Holder in respect of the unpurchased portion thereof shall be in the principal amount of $1,000 or an integral multiple thereof.

          (c) Acceptance of Notes. On a Change of Control Payment Date, DEC shall (i) accept for payment all Notes or portions thereof validly tendered pursuant to the Change of Control Offer and (ii) promptly thereafter mail or deliver to each Holder of Notes accepted for repurchase payment in the amount equal to the aggregate Change of Control Offer Price for such Notes, and DEC shall execute and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. As soon as practicable, DEC will notify the Holders of the results of the Change of Control Offer on the Change of Control Payment Date.

          (d) "Change of Control" means (i) the sale, lease or transfer of all or substantially all of DEC's or NFC's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of DEC or NFC (it being understood that a merger or consolidation of DEC and/or NFC shall not constitute a dissolution or liquidation of DEC or NFC for purposes of this clause
     (ii)), (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) of a direct or indirect interest in Voting Securities of DEC representing a majority (more than 50%) of the aggregate Voting Power of the outstanding Voting Securities of DEC, by way of merger or consolidation or otherwise, (iv) any transaction occurring prior to a Qualified Public Equity Offering of DEC, as the result of which (A) Permitted Holders do not own (and have the exclusive power to vote with respect to), directly or indirectly, Voting Securities representing a majority (more than 50%) of the aggregate Voting Power of the outstanding Voting Securities of DEC, (B) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) owns (or has the power to vote with respect to), directly or indirectly, Voting Securities representing more of the aggregate Voting Power of the outstanding Voting Securities of DEC than Permitted Holders or (C) Permitted Holders do not own Equity Interests of DEC representing at least 40% of the aggregate economic interest of all outstanding Equity Interests of DEC, (v) any transaction occurring after a Qualified Public Equity Offering of DEC, as the result of which any Person or group (as such term is used in Section

     13(d)(3) of the Exchange Act) owns, directly or indirectly, Voting Securities representing more of the aggregate Voting Power of the outstanding Voting Securities of DEC than Permitted Holders, (vi) any transaction, as the result of which DEC owns (or has the exclusive power to vote with respect to), directly or indirectly, less than 100% of the Capital Stock of NFC or (vii) the replacement of a majority of the Board of Directors of DEC over a two-year period from the directors who constituted the Board of Directors of DEC at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of DEC then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

5.12 Minimum Consolidated Fixed Charge Coverage Ratio.

          DEC shall not permit its Consolidated Fixed Charge Coverage Ratio for the four-fiscal quarter period ending on the last day of the fiscal quarter ending on or about the date set forth below to be less than the amount set forth below opposite the date shown:

Date                                       Consolidated Fixed Charge
                                                Coverage Ratio
June 30, 1997                                               1.20
September 30, 1997                                          1.30
December 31, 1997                                           1.40
March 31, 1998                                              1.40
June 30, 1998                                               1.50
September 30, 1998                                          1.60
December 31, 1998                                           1.60
March 31, 1999                                              1.60
June 30, 1999                                               1.70
September 30, 1999 and thereafter                  1.75

5.13 Fiscal Years.

          At all times, DEC and NFC shall maintain, and each shall cause each of its Subsidiaries to maintain, its fiscal year ending on December 31st.

5.14 Limitation on Acquisitions.

          (a)  DEC shall not make any Acquisition.

          (b) Subject to the provisions of Section 5.14(c), NFC shall not, and shall cause each of its Subsidiaries to not make an Acquisition, unless:

               (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, the consummation of such Acquisition;

               (ii) the Acquisition (A) is effected by way of (1) merger or consolidation of NFC or any of its Subsidiaries in accordance with the provisions of Section 5.16 with or into another Person, (2) acquisition by NFC or any of its Subsidiaries of assets or property that constitute all or substantially all of a business operating unit of another Person, or (3) acquisition by NFC or any of its Subsidiaries of all of the Capital Stock in such other Person and
          (B) relates only to acquisitions of Productive Assets and is approved by the Board of Directors of the acquired Person (if applicable); and

               (iii) the aggregate Purchase Price for such Acquisition does not exceed $25,000,000.

          (c) Notwithstanding the provisions of Section 5.14(b), NFC may consummate the Grizzard Acquisition, as long as no Default or Event of Default has occurred and is continuing or would occur after giving effect on a pro forma basis to the consummation of such Acquisition.

5.15 Stay, Extension and Usury Laws.

          Each of the Companies covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Notes; and each of the Companies (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

5.16 Corporate Existence; Merger; Successor Corporation.

          (a) Each of DEC and NFC shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate or other existence of such Company and each of its Subsidiaries in accordance with the organizational documents and the corporate or other rights (charter and statutory), licenses and franchises of such Company and each of its Subsidiaries; provided, however, that such Company and its Subsidiaries shall not be required to preserve any such right, license or franchise, or corporate or other existence, if the board of directors of DEC shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of DEC and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to any Holder.

          (b) DEC shall not, in a single transaction or through a series of related transactions, adopt a Plan of Liquidation.

          (c) DEC shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any Person, and DEC will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of DEC and its Subsidiaries on a consolidated basis to any other Person or Persons unless either DEC is the surviving entity or, if such other Person is the resulting or surviving entity, such

     Person is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia, and such Person expressly assumes all the obligations of DEC to the Holders of the Notes. Additionally, immediately before and immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation as a result of the transaction as having been incurred by DEC at the time of such transaction, no default or event of default (or with notice or passage of time or both) shall have occurred and be continuing under DEC's Indebtedness, the obligations of DEC with respect to the Notes or any material contracts, agreements or arrangements to which DEC is a party. Moreover, immediately after giving effect to such transaction, (i) the Consolidated Net Worth of such surviving entity must be equal to or greater than that of DEC's immediately prior to giving effect to such transaction and (ii) DEC would have complied with Section
     5.12 as of the date of the end of the most recent fiscal quarter preceding such transaction if its Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters ending on such date were determined on a pro forma basis as if such transaction had occurred at the beginning of such four-quarter period.

5.17 Limitation on Business.

          DEC shall not conduct or operate any business, perform any obligations, incur any Indebtedness or hold any assets; provided, however, that DEC may own 100% of the Equity Interests of NFC, may hold cash or Cash Equivalents, may perform its obligations pursuant to this Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement and the Registration Rights Agreement, may issue new shares of common stock, may pay its Taxes and may maintain its corporate existence. DEC and NFC shall, and each shall cause each of its Subsidiaries not to engage in any business other than the business in which such Person is engaged immediately prior to the date hereof and those businesses reasonably related thereto.

5.18 Taxes.

          DEC and NFC shall, and each shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes levied or imposed upon such Company or such Subsidiary, as the case may be, or upon the income, profits or property of such Company or such Subsidiary, as the case may be, and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which, if unpaid, would or may by law become a Lien, upon the property of such Company or such Subsidiary, as the case may be; provided, however, that none of the Companies nor any of their respective Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such Tax, the applicability or validity of which is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any property of such Company or such Subsidiary, as the case may be, and for which disputed amounts reserves have been established in accordance with GAAP, in an amount which DEC believes in good faith is adequate.

5.19 Investment Company Act.

          DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, become an investment company subject to registration under the Investment Company Act of 1940, as amended.

5.20 Ownership of Subsidiaries.

          DEC shall at all times own, directly or indirectly, 100% of the Equity Interests of NFC and each of its other Subsidiaries in existence at the Closing, and no Equity Interest of any of DEC's Subsidiaries in existence at the Closing or hereafter created or acquired shall be owned at any time by any Affiliate of DEC (other than Subsidiaries of DEC).

5.21 Insurance.

          DEC and NFC shall, and each shall cause each of its Subsidiaries to, maintain liability, casualty and other insurance with a reputable insurer or insurers in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets.

5.22 Employee Plans.

          DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, directly or indirectly, (i) terminate any employee pension benefit plan subject to Title IV of ERISA if as a result of such termination DEC and its Subsidiaries, collectively, would incur a liability with respect to such plan in excess of $5,000,000 in the aggregate, or (ii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any multiemployer plan if as a result of such withdrawal (within the meaning of Section 4201 of ERISA), DEC and its Subsidiaries, collectively, would incur a liability with respect to such plan in excess of $5,000,000 in the aggregate.

          As used in this Section 5.22, the terms "employee pension benefit plan" and "multiemployer plan" shall have the meanings assigned to such terms in Section 3 of ERISA.

5.23 ERISA Notices.

          Promptly, but in any event within thirty (30) days thereafter, DEC shall deliver to the Purchasers (or, if no Purchaser continues to be a Holder, such Person as the Majority Holders shall designate), if and when DEC or when to the knowledge of DEC, any of its Subsidiaries (i) gives or is required to give notice to the Pension Benefit Guaranty Corporation (the "PBGC") of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any employee pension benefit plan maintained by DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC, which "reportable event" would constitute grounds for a termination of such plan under Title IV of ERISA or the imposition of a tax under section 4971 of the Code, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any multiemployer plan to which DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC contributes or is obligated to contribute is in reorganization or has been terminated, a copy of such notice, (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any employee pension benefit plan maintained by DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC, a copy of such notice, (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Code, a copy of such application, (v) gives notice of intent to terminate any employee pension benefit plan, subject to Title IV of ERISA, maintained by DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC under Title IV of ERISA, a copy of such notice, (vi) fails to make any payment or contribution to any employee pension benefit plan (or multiemployer plan or in respect of any benefit arrangement) or makes any amendment to any employee pension benefit plan or benefit arrangement which would result in the imposition of a lien or the posting of a bond or other security, a certificate of the Chief Executive Officer of DEC setting forth details as to such occurrence and action, if any, which DEC or any of its Subsidiaries is required or proposes to take, (vii) adopts, establishes, maintains or enters into any obligation to make contributions that are material with respect to DEC or any of its Subsidiaries to any new employee benefit plan or multiemployer plan, a certificate of the Chief Executive Officer of DEC setting forth details as to such obligation,
(viii) modifies in any material respect any existing employee benefit plan maintained by DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC (other than any modification to medical, dental or other employee welfare benefit plans in the ordinary course of business) so as to materially increase its obligations thereunder, a certificate of the Chief Executive Officer of DEC setting forth details as to such modification or (ix) materially increases a contribution obligation to any multiemployer plan contributed to or required to be contributed to by DEC or any of its Subsidiaries or any entity which is a member of the same controlled group as DEC, a certificate of the Chief Executive Officer of DEC setting forth details as to such increase.

          As used in this Section 5.23, the terms "employee pension benefit plan," "employee welfare benefit plan," "multiemployer plan" and "employee benefit plan" shall have the meanings assigned to such terms in Section 3 of ERISA and the term "controlled group" shall have the meaning assigned to such term in Section 414(b) and (c) of the Code.

5.24 Inconsistent Agreements.

          DEC and NFC shall not, and each shall cause each of its Subsidiaries to not, (i) enter into any agreement or arrangement that is inconsistent with, or would impair the ability of DEC or any of its Subsidiaries to fulfill the obligations of DEC or any of its Subsidiaries under, this Agreement, or (ii) supplement, amend or otherwise modify the terms of any agreement or arrangement or of their respective Charter Documents, if the effect thereof would be materially adverse to the Holders.

5.25 Compliance with Laws; Maintenance of Licenses.

          DEC and NFC shall, and each shall cause each of its Subsidiaries to, comply with all statutes, ordinances, governmental rules and regulations, judgments, orders and decrees (including all Environmental Laws) to which any of them is subject, and maintain, obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or maintain, obtain and keep in effect could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.26 Inspection of Properties and Records.

          DEC and NFC shall allow, and each shall cause each of its Subsidiaries to allow, each Purchaser and each Holder of at least $10,000,000 aggregate principal amount of Notes (or such Persons as any of them may designate) (individually and collectively, "Inspectors"), subject to appropriate agreements as to confidentiality, (i) to visit and inspect any of the properties of DEC or any of its Subsidiaries, (ii) to examine all their books of account, records, reports and other papers and to make copies and extracts therefrom, (iii) to discuss their respective affairs, finances and accounts with their respective officers and employees, and (iv) to discuss the financial condition of DEC and its Subsidiaries with their independent accountants upon reasonable notice to DEC of its intention to do so and so long as DEC shall be given the reasonable opportunity to participate in such discussions (and by this provision DEC and NFC each authorize said accountants to have such discussions with the Inspectors). All such visits, examinations and discussions set forth in the preceding sentence shall be upon prior notice at such reasonable times and as often as may be reasonably requested. If a Default or an Event of Default shall have occurred and be continuing, DEC shall pay or reimburse all Inspectors for expenses which such Inspectors may reasonably incur in connection with any such visitations or inspections.

5.27 Representation on Board of Directors.

          (a) DEC covenants and agrees to the following and shall cause its certificate of incorporation to include enforceable provisions to the following effect:

               (i) The Majority Holders, voting separately as a class, shall be entitled, at each annual meeting of stockholders or special meeting to elect directors, to elect one member of the Board of Directors of DEC. DEC shall take all action necessary for one member of its Board of Directors to be elected by the Holders on the Initial Issue Date and at each annual meeting of stockholders or special meeting to elect directors.

               (ii) In addition to the rights set forth in clause (i) of this
          Section 5.27(a), in the event that an Event of Default shall have occurred and be continuing, the Majority Holders shall be entitled, at the next annual meeting of the stockholders or at any special meeting, to elect one additional director. Upon election, such director shall become an additional director of DEC and the authorized number of directors of DEC shall thereupon be automatically increased by one. Such right of the Majority Holders to elect such additional director may be exercised until such Event of Default shall no longer be continuing, and immediately thereafter, the right of the Majority Holders to elect such additional director shall cease, the term of such director previously elected shall thereupon terminate, and the authorized number of directors of DEC shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future Event of Default or Events of Default. The fact that any Event of Default shall have ceased to be continuing as required by the preceding sentence shall be evidenced by a certificate executed by the President and the Chief Financial Officer of DEC and delivered to the Board of Directors.

               (iii) At any time when such special voting rights have been so vested in the Holders, the Secretary of DEC may, and upon the written request of the Majority Holders addressed to such Secretary at the principal office of DEC shall, call a special meeting of the Holders for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in DEC's Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders.

               (iv) The Board of Directors of DEC may not, except to satisfy the provisions of this Section 5.27, be increased to more than 10 members.

               (v) DEC shall reimburse promptly all members of its Board of Directors elected pursuant to the provisions of this Section 5.27 for all reasonable expenses incurred by such members in connection with their attendance at meetings of such Board of Directors and any committees thereof.

               (vi) The provisions of DEC's certificate of incorporation described above in this Section 5.27(a) may be amended only with the approval of the Majority Holders.

          (b) In addition to the rights described above in Section 5.27(a), each of the Purchasers shall have the right to have one representative present (whether in person or by telephone) at all meetings of the Boards of Directors (and committees thereof) of DEC and NFC; provided that such representative shall not be entitled to vote at such meetings. DEC and NFC shall send to each such representative all of the notices, information and other materials that are distributed to the members of the board of directors of DEC and NFC, respectively, and shall provide the Purchasers with a notice and agenda of each meeting of the board of directors (and committees thereof) of DEC or NFC, respectively, at the same time as delivered to the members of such Board of Directors; provided, however, that upon the request of any such representative, DEC or NFC, as the case may be, shall refrain from sending such notices, information and other materials for so long as such representative shall request. Such Purchasers shall provide notice to DEC and NFC of the identity and address of, or any change with respect to the identity or address of, such representative.

5.28 Maintenance of Office or Agency.

          DEC shall maintain (i) an office or agency in the Borough of Manhattan, The City of New York where the Notes may be presented for payment;
(ii) an office or agency where the Notes may be presented for registration and transfer and for exchange as provided in this Agreement; and (iii) an office or agency where notices and demands to or upon DEC in respect of the Notes may be served. The location of such office or agency or offices or agencies initially shall be as set forth on Schedule 5.28. DEC shall give to each Holder written notice of any change of location thereof.

5.29 Information to Prospective Purchasers.

          DEC shall, upon the request of any Purchaser or subsequent Holder, deliver to such Purchaser or such Holder and any prospective purchaser designated by such Purchaser or such Holder promptly following the request of such Purchaser or such Holder or such prospective purchaser such information which such Purchaser or such Holder or such prospective purchaser may reasonably request in order to comply with the information requirements of

Rule 144A.

5.30 Private Placement Number.

          DEC consents to the filing of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners.

5.31 Rating of the Notes.

          DEC shall, upon the request of any Purchaser and in order to obtain a rating of the Notes, deliver to a securities rating agency designated by such Purchaser, copies of this Agreement, the other Documents and any other materials reasonably requested by such Purchaser.

5.32 Available Cash.

          (a) NFC shall, and each of DEC and NFC shall cause each of its Subsidiaries to, pay dividends or make other distributions directly or indirectly to DEC in the amounts and at the times required to enable DEC to pay in cash when due, pursuant to the terms hereof and of the Notes, the principal of (and premium, if any, on) the Notes, each installment of interest on the Notes and any other amount required by the terms hereof or of the Notes to be paid in respect of the Notes, whether upon redemption, repurchase or otherwise (any such payment in respect of the Notes being referred to in this Section 5.32 as a "Note Payment"), unless NFC's Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture (as in effect on the Closing Date)) is not greater than (i)
     1.75 to 1.0, if the date of such Note Payment is on or prior to June 15, 1997, (ii) 2.00 to 1.0, if the date of such Note Payment is after June 15, 1997 and on or prior to June 15, 1998, or (iii) 2.25 to 1.0, if the date of such Note Payment is after June 15, 1998. The provisions of this
     Section 5.32(a) shall not relieve DEC of its obligation to pay Note Payments in accordance with the terms of the Notes and the other provisions of this Agreement.

          (b) DEC shall not expend any cash, except for (i) the payment of Note Payments, (ii) the payment of taxes in compliance with the provisions of Section 5.18, (iii) Capital Expenditures in compliance with the provisions of Section 5.9(a) and (iv) the payment of expenses incurred in the ordinary course of business and expenses incurred solely in connection with Acquisitions permitted pursuant to Section 5.14.

SECTION 6.     REDEMPTION.

6.1  Optional and Mandatory Redemption.

          (a) DEC may redeem the Notes, or a portion thereof, in accordance with the terms and conditions provided herein and in Section 5(a) or
     Section 5(b) of the Notes.

          (b) DEC shall redeem Notes at the times and in the aggregate principal amounts required pursuant to Section 5(c) of the Notes.

          (c) DEC shall redeem all the outstanding Notes on the Maturity Date at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date.

6.2  Selection of Notes to Be Redeemed.

          If fewer than all of the Notes are to be redeemed, DEC shall redeem the Notes pro rata, in such manner as complies with applicable legal requirements, if any. Notes in denominations of $1,000 may be redeemed only in whole. DEC may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

6.3  Notice of Redemption.

          At least thirty (30) days but not more than sixty (60) days before any Redemption Date, DEC shall mail a notice of redemption ("Notice of Redemption") by first-class mail to each Holder whose Notes are to be redeemed at such Holder's registered address; provided, however, that in the case of a redemption of Notes required pursuant to Section 5(b) of the Notes, DEC shall be required to mail the relevant Notice of Redemption within ten (10) days after the consummation of the Qualified Public Equity Offering referenced therein, and in the case of a redemption of Notes required pursuant to Section 5(c) of the Notes, DEC shall be required to mail the relevant Notice of Redemption within two (2) days prior to the Redemption Date. Each Notice of Redemption shall identify the Notes to be redeemed and shall state:

          (a)  the Redemption Date;

          (b)  the Redemption Price;

          (c)  the name and address of DEC;

          (d) that Notes called for redemption must be surrendered to DEC to collect the Redemption Price;

          (e) that, unless DEC defaults in making the Redemption Price, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to DEC of the Notes redeemed;

          (f) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued; provided, however, that any portion of a Note redeemed by DEC and any new Note issued to the Holder in respect of the unredeemed portion thereof shall be in the principal amount of $1,000 or an integral multiple thereof;

          (g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion(s) thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Note(s) to be outstanding after such partial redemption; and

          (h) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

6.4  Effect of Notice of Redemption.

          Once Notice of Redemption is mailed in accordance with Section 6.3 above, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price.

6.5  Payment of Redemption Price.

          On presentation and surrender of any Notes with respect to which a notice of redemption has been given, at a place of payment specified in such notice, such Notes or specified portions thereof shall be paid and redeemed by DEC at the applicable Redemption Price.

          If, on or prior to the Redemption Date, DEC deposits in a segregated account or otherwise sets aside funds sufficient to pay the Redemption Price of the Notes called for redemption, then, unless DEC defaults in the payment of such Redemption Price, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, regardless of whether such Notes are presented for payment.

SECTION 7.     DEFAULTS AND REMEDIES.

7.1  Events of Default.

          An "Event of Default" occurs if:

          (a) DEC defaults in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at maturity, upon redemption or otherwise (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer);

          (b) DEC defaults in the payment of interest on any Note or any other amount payable hereunder when the same becomes due and payable and the Default continues for a period of five (5) days (it being understood that the issuance of PIK Notes in accordance with the provisions of
     Section 1 of the Notes shall not constitute any Event of Default under this paragraph (b));

          (c) DEC or NFC fails to comply with any of the agreements, covenants, or provisions of this Agreement or the Notes and the Default continues for the period and after the notice specified below;

          (d) if any of the representations or warranties of DEC or NFC made in this Agreement (including those representations and warranties incorporated by reference herein) are untrue in any respect, the result of which could reasonably be expected to have a Material Adverse Effect;

          (e)  if DEC transfers or disposes of any Equity Interests of NFC;

          (f) if (i) DEC or any of its Subsidiaries defaults in the payment of principal or interest payments under the Indenture or the Senior Credit Agreement, regardless of the principal amount of the Indebtedness outstanding thereunder, (ii) DEC or any of its Subsidiaries defaults in the payment of principal or interest payments under any loan agreement, note, mortgage, indenture or instrument (including without limitation the Indenture and the Senior Credit Agreement) under which there may be issued or by which there may be secured or evidenced any other Indebtedness of DEC or any of its Subsidiaries for borrowed money (or the payment of which is guaranteed by DEC or any of its Subsidiaries), whether such indebtedness or guarantee now exists or shall be created hereafter, and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness for which there is a default in the payment of interest, premium, if any, or principal, aggregates $5,000,000 or more, or (ii) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument which shall represent a default in payment upon final maturity or otherwise result in the acceleration of such indebtedness prior to its expressed maturity and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness with respect to which there has been a default in payment upon final maturity or the maturity of which has been so accelerated and has not been paid, aggregates $5,000,000 or more;

          (g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against DEC or any Subsidiary of DEC and such remains undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days, provided that the aggregate of all such judgments exceeds $5,000,000;

          (h) the filing by DEC or any of its Subsidiaries (any such person, a "Debtor") of a petition commencing a voluntary case under section 301 of title 11 of the United States Code, or the commencement by a Debtor of a case or proceeding under any other Bankruptcy Law seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, including without limitation the making by a Debtor of an assignment for the benefit of creditors; or the taking of any corporate action by a Debtor in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

          (i) the filing against a Debtor of a petition commencing an involuntary case under section 303 of title 11 of the United States Code, with respect to which case (a) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, an order of relief, (b) an order for relief is entered and is pending and unstayed on the 60th day after the filing of the petition commencing such case, or if stayed, such stay is subsequently lifted so that such order for relief is given full force and effect, or (c) no order for relief is entered, but the court in which such petition was filed has not entered an order dismissing such petition by the 60th day after the filing thereof; or the commencement under any other Bankruptcy Law of a case or proceeding against a Debtor seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, which case or proceeding is pending without having been dismissed on the 60th day after the commencement thereof;

          (j) the entry by a court of competent jurisdiction of a judgment, decree or order appointing a receiver, liquidator, trustee, custodian or assignee of a Debtor or of the property of a Debtor, or directing the winding up or liquidation of the affairs or property of a Debtor, and (a) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, such judgment, decree, or order, or
     (b) such judgment, decree or order is in full force and effect and is not stayed on the 60th day after the entry thereof, or, if stayed, such stay is thereafter lifted so that such judgment, decree or order is given full force and effect.

          The term "Bankruptcy Law" means title 11, U.S. Code or any similar

Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

          A Default under clause (c) of this Section 7.1 shall be an Event of Default without any notice or passage of time in the case of a breach of any of Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.20,
5.22 and 5.32, and in the case of any other agreement, covenant or provision of this Agreement or the Notes, when the Majority Holders notify DEC of the Default and DEC does not cure the Default within thirty (30) days after receipt of the notice. A Default under clause (f) of this Section 7.1 (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice specified in this paragraph) shall not be an Event of Default until the Majority Holders notify DEC of the Default. Each notice referred to in this paragraph must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

7.2  Acceleration of Notes; Remedies.

          Subject to the following paragraph, if an Event of Default (other than an Event of Default specified in clause (h), (i) or (j) of Section 7.1) occurs and is continuing, the Majority Holders, by notice to DEC, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable, and immediately upon such declaration, the principal, premium, if any, and interest shall be due and payable. If an Event of Default specified in clause (h), (i) or (j) of Section 7.1 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

          The Majority Holders, by notice to DEC, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

7.3  Premium on Acceleration.

          In the event of an acceleration of the Notes upon an Event of Default occurring by reason of any willful action (or deliberate inaction) taken (or not taken) by or on behalf of DEC with the intention of avoiding payment of the premium that DEC would have had to pay if DEC had elected to redeem the Notes and such acceleration is not rescinded or annulled, the Holders shall be entitled to receive, in addition to any other payments to which they may be entitled, a premium equal to the percentages of principal set forth below if the declaration date of the acceleration occurs during the twelve month period commencing on April 24 of the year set forth below:

                          Year                     % of Principal Amount
                          1997                              112.50
                          1998                              110.00
                          1999                              107.50
                          2000                              105.00
                          2001                              102.50
                          2002                              100.00




7.4  Other Remedies.

          If an Event of Default occurs and is continuing, Holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes, this Agreement or any other Documents.

          A delay or omission by any Holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

7.5  Waiver of Past Defaults.

          The Majority Holders, by notice to DEC, may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

7.6  Rights of Holders to Receive Payment.

          Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

7.7  Undertaking for Costs.

          In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

SECTION 8.     AMENDMENTS AND WAIVERS.

8.1  With Consent of Holders.

          DEC and NFC, when authorized by a resolution of the board of directors of DEC or NFC, as the case may be, with the written consent of the Majority Holders, may amend this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment. The Majority Holders may waive compliance by DEC or NFC with any provision of this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment. Without the consent of each Holder affected, however, no amendment or waiver may (with respect to any Notes held by a nonconsenting Holder of Notes):

          (a) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver of any provision of this Agreement or the Notes;

          (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of Notes, reduce the purchase price payable in connection with repurchases of the Notes pursuant to Section 5.8 or Section 5.11 or reduce the premium payable pursuant to Section 7.3;

          (c) reduce the rate of or change the time for payment of interest on any Note;

          (d) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from a failure to comply with Section 5.8 or Section 5.11 (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

          (e) make the principal of, premium, if any, or the interest on, any Note payable in any manner other than that stated in this Agreement and the Notes;

          (f) make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium (if any) or interest on the Notes;

          (g) waive the payment of the Redemption Price with respect to any Note; or

          (h) make any change in the foregoing amendment and waiver provisions.

          It shall not be necessary for the consent of the Holders under this
Section 8 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

          After an amendment or waiver under this Section 8 becomes effective, DEC shall mail to the Holders affected thereby a notice briefly describing the amendment or waiver. Any failure of DEC to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver.

          In connection with any amendment under this Section 8, DEC may offer, but shall not be obligated to offer, to any Holder who consents to such amendment or waiver, consideration for such Holder's consent.

8.2  Revocation and Effect of Consents.

          Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to DEC received before the date on which the Majority Holders have consented (and not theretofore revoked such consent) to the amendment or waiver.

          DEC may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver, which record date shall be at least thirty (30) days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to revoke any consent previously given, regardless of whether such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.

          After an amendment or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (h) of Section 8.1, in which case, the amendment or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium (if any) and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or amendment, Notes owned by DEC or any Affiliate of DEC shall be considered as though not outstanding.

8.3  Notation on or Exchange of Notes.

          If an amendment or waiver changes the terms of a Note, DEC may require the Holder of the Note to deliver it to DEC so that it may place an appropriate notation on the Note that reflects the amendment or waiver and return it to the Holder.

8.4  Payment of Expenses.

          DEC and NFC, jointly and severally, agree to pay or reimburse each Purchaser's out-of-pocket expenses (including the reasonable fees and expenses of counsel) relating to any amendment or modification of, or any waiver or consent under, this Agreement, the Securities and any other Documents.

SECTION 9.     DEFINITIONS.

9.1  Definitions.

          As used in this Agreement, the following terms shall have the following meanings:

          "Account Manager" means each Purchaser, if any, duly authorized to act as attorney in-fact on behalf of any Person in purchasing, in the name of and using funds provided by such Person, Securities hereunder.

          "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of DEC or assumed in connection with the acquisition by DEC or any of its Subsidiaries of assets from such Person, which Indebtedness was not incurred in connection with or in anticipation of such acquisition.

          "Acquisition" means the acquisition (including by way of a merger or consolidation or in a series of related transactions) of all or substantially all of the assets or property of another Person or of Voting Securities of such Person representing a majority (more than 50%) of the aggregate Voting Power of the outstanding Voting Securities of such Person by purchase in cash, exchange of property or securities, or by any other method.

          "Acquisition Agreement" means the Stock Purchase Agreement dated as of February 20, 1997 by and among NFC, AmeriComm and the stockholders of AmeriComm listed on Annex I thereto.

          "Additional Class A Shares" has the meaning given to such term in
Section 1.1(a).

          "Advisory Services Agreement" means the Amended and Restated Services Agreement dated as of June 28, 1996 among MDC Management Company II, L.P., MDC Management Company and NFC, as in effect on the date thereof.

          "Affiliate" means, with respect to any referenced Person, a Person
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person,
(ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of the combined voting power of the total Voting Securities of such referenced Person or (iii) of which 10% or more of the combined voting power of the total Voting Securities directly or indirectly through one or more intermediaries is beneficially owned or held by such referenced Person or a Subsidiary of such referenced Person. When used herein without reference to any Person, Affiliate means an Affiliate of DEC. For all purposes of this Agreement, McCown De Leeuw & Co. and its Affiliates shall be considered an Affiliate of DEC. For purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, Trust Company of the West and its Affiliates and any other Purchaser and its Affiliates shall not be considered Affiliates of DEC or any of its Subsidiaries.

          "Affiliate Transaction" has the meaning given to such term in
Section 5.6.

          "Agreement" means this Securities Purchase Agreement dated as of April 24, 1997, by and among DEC, NFC and the Purchasers.

          "AmeriComm" means AmeriComm Direct Marketing, Inc., a Delaware corporation.

          "Asset Acquisition" means (a) an Investment by DEC or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of DEC, or shall be merged with or into DEC or any of its Subsidiaries, or (b) the acquisition by DEC or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of DEC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          "Asset Sale" means (i) the sale, lease, conveyance or other disposition of assets (including by way of a sale-and-leaseback) of DEC, NFC or any of their respective Subsidiaries, other than sales of inventory in the ordinary course of business consistent with past practice or (ii) the issuance or sale of Equity Interests of any of the Subsidiaries of DEC or NFC to any Person other than DEC, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions; provided, however, that Asset Sales shall not include, (i) a transaction or series of related transactions for which DEC or its Subsidiaries receive aggregate consideration of less than $350,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of DEC as permitted under Section 5.16(c), (iii) disposals or replacements of obsolete equipment in the ordinary course of business and (iv) the sale, lease, conveyance, disposition or other transfer by DEC or any Wholly Owned Subsidiary of DEC of assets or property to one or more Wholly Owned Subsidiaries of DEC.

          "Asset Sale Date" shall have the meaning set forth in Section
5.8(b).

          "Asset Sale Offer" shall have the meaning set forth in Section
5.8(b).

          "Asset Sale Offer Price" shall have the meaning set forth in Section 5.8(b).

          "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

          "Business Day" means any day which is not a Legal Holiday.

          "Capital Expenditures" means, without duplication, for any Person for any period, the aggregate of all expenditures including deposits (whether paid in cash or property or accrued as liabilities and including the aggregate amount of all principal payments due for the entire term of all Capital Leases that are required to be capitalized on the balance sheet) made by such Person that, in conformity with GAAP, are required to be included in the property, plant, equipment, or similar fixed asset account; provided, however, there shall be excluded from the calculation of Capital Expenditures permitted under
Section 5.9 that portion of all such expenditures DEC or any of its Subsidiaries is permitted to reinvest or use for replacement or restoration of assets through the use of insurance proceeds, awards of compensation arising from condemnation or eminent domain proceedings or from Net Cash Proceeds of Asset Sales.

          "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including without limitation all common stock and preferred stock.

          "Capitalized Lease Obligation" means, with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through
(e) of this definition.

          "Certificate of Designation" means the Certificate of Designation of Preferences of Cumulative Redeemable Preferred Stock of DEC filed with the Secretary of State of the State of Delaware on June 28, 1996, as amended.

          "Change of Control" has the meaning given to such term in Section
5.11.

          "Change of Control Date" has the meaning given to such term in
Section 5.11.

          "Change of Control Offer" has the meaning given to such term in
Section 5.11.

          "Change of Control Offer Price" has the meaning given to such term in Section 5.11.

          "Change of Control Payment Date" has the meaning given to such term in Section 5.11.

          "Charter Documents" means the Articles of Incorporation or Certificate of Incorporation and Bylaws (or any similar organizational documents), as amended or restated (or both) to date, of any of the Companies, or any of their respective Subsidiaries, as applicable.

          "Class A Common Stock" has the meaning given to such term in Section 1.1(a).

          "Class A Common Stock Register" has the meaning given to such term in Section 1.3.

          "Class A Shares" has the meaning given to such term in Section
1.1(a).

          "Closing" has the meaning given to such term in Section 1.2(b).

          "Closing Date" has the meaning given to such term in Section 1.2(b).

          "Closing Shares" has the meaning given to such  term in Section
1.1(a).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or law thereto.

          "Companies" means, collectively, NFC, DEC and each of their Subsidiaries.

          "Consolidated" or "consolidated," when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

           "Consolidated EBITDA" means, with respect to DEC and its Subsidiaries, for any period, the sum (without duplication) of (a) Consolidated Net Income of DEC and its Subsidiaries and (b) to the extent Consolidated Net Income of DEC and its Subsidiaries has been reduced thereby,
(i) all income taxes of DEC and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense of DEC and its Subsidiaries and (iii) Consolidated Non-Cash Charges of DEC and its Subsidiaries, less any non-cash items increasing Consolidated Net Income of DEC and its Subsidiaries for such period, all as determined on a consolidated basis for the of DEC and its Subsidiaries in accordance with GAAP.

           "Consolidated Fixed Charge Coverage Ratio" means, with respect to DEC and its Subsidiaries, at any date, the ratio of Consolidated EBITDA of DEC and its Subsidiaries during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to such date (the "Calculation Date") to Consolidated Fixed Charges of DEC and its Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions arising out of events that are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing effect, in each case as determined on a basis consistent with the procedures set forth in Article 11 of Regulation S-X of the Securities Act and as interpreted by the Staff of the Securities Exchange Commission prior to December 1996 which would include cost savings resulting from headcount reductions, closure of facilities and similar restructuring charges) basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of DEC or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Calculation Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of DEC or any of its Subsidiaries (including any Person who becomes a Subsidiary of DEC as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Calculation Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If DEC or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if DEC or the Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (ii) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the Four Quarter Period; and (iii) notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

           "Consolidated Fixed Charges" means, with respect to DEC and its Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of DEC and its Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness) of DEC and its Subsidiaries, plus (b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of DEC or any of its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

           "Consolidated Interest Expense" means, with respect to DEC and its Subsidiaries for any period, the sum of, without duplication: (a) the aggregate of the interest expense of DEC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (i) any amortization of original issue discount other than original issue discount in respect to the Notes, (ii) the net costs under Interest Swap Obligations, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by DEC and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Leverage Ratio" means, when used with respect to DEC and its Subsidiaries, on any date, the ratio of (a) the total consolidated Indebtedness of DEC and its Subsidiaries on such date (the "Calculation Date") to (b) Consolidated EBITDA of DEC and its Subsidiaries during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the Calculation Date. In addition to and without limitation of the foregoing, for purposes of this definition, "total consolidated Indebtedness" and "Consolidated EBITDA" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions arising out of events that are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing effect, in each case as determined on a basis consistent with the procedures set forth in Article 11 of Regulation S-X of the Securities Act and as interpreted by the Staff of the Securities Exchange Commission prior to December 1996 which would include cost savings resulting from headcount reductions, closure of facilities and similar restructuring charges) basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of DEC or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Calculation Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of DEC or any of its Subsidiaries (including any Person who becomes a Subsidiary of DEC as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Calculation Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If DEC or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if DEC or the Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

           "Consolidated Net Income" means, with respect to DEC and its Subsidiaries for any period, the aggregate net income (or loss) of DEC and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of DEC or is merged or consolidated with DEC or any of its Subsidiaries, (d) the net income of any Person, other than a Subsidiary of DEC, except to the extent of cash dividends or distributions paid to DEC or to a Subsidiary of DEC by such Person, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (f) in the case of a successor to DEC by consolidation or merger or as a transferee of DEC's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

          "Consolidated Net Worth" with respect to any Person, means, as at any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries determined in accordance with GAAP plus (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, provided that the consolidated net worth of any Person shall exclude the effect of any non-cash charges relating to the acceleration of stock options or similar securities of such Person or another Person with which such Person is merged or consolidated.

           "Consolidated Non-Cash Charges" means, with respect to DEC and its Subsidiaries, for any period, the aggregate depreciation, amortization and other non-cash expenses of DEC and its Subsidiaries reducing Consolidated Net Income of DEC and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

          "Cumulative Redeemable Preferred Stock" means DEC's Cumulative Redeemable Preferred Stock, par value $0.0001 per share, issued pursuant to the Certificate of Designation.

          "DEC" means DEC International, Inc., a Delaware corporation.

          "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

          "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

          "Documents" means this Agreement, the Securities, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the Acquisition Agreement collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

          "Environmental Claim" has the meaning given to such term in Section 3.16.

          "Environmental Law" has the meaning given to such term in Section
3.16.

          "Equity Interest" means (i) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

          "ERISA" means The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or law thereto.

          "Event of Default" has the meaning given to such term in Section
7.1.

          "Excess Net Cash Proceeds" has the meaning given to such term in
Section 5.8(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or law thereto.

          "GAAP" means those generally accepted accounting principles and practices which are recognized as such on the Closing Date by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations, shareholders' equity and cash flows, of DEC and its consolidated Subsidiaries.

          "Government Body" means any Federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

          "Grizzard" means Grizzard Advertising Incorporated, a Texas corporation.

          "Grizzard Acquisition" means the Acquisition by NFC, within six months following the Closing Date of all of the Equity Interests, or all of the assets of Grizzard, for an aggregate Purchase Price of not more than $44,000,000.

          "guaranty" means, with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation:

          (a) agreements to purchase such Indebtedness or any property constituting security therefor;

          (b) agreements to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain working capital, equity capital or other balance sheet conditions;

          (c) agreements to purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness;

          (d) letters or agreements commonly known as "comfort" or "keepwell" letters or agreements; or

          (e) any other agreements to assure the holder of the Indebtedness of the primary obligor against loss in respect thereof;

except that "guaranty" shall not include (i) the endorsement by a Person in the ordinary course of business of negotiable instruments or documents for deposit or collection, or (ii) indemnities given by DEC or its Subsidiaries in brokerage, management and other agreements in the ordinary course of business substantially consistent with past practices.

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Holder" or "Holders" means each Purchaser (so long as it holds any Securities) and any other holder of any of the Securities.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated pursuant thereto.

          "Indebtedness" means, with respect to any Person, the aggregate amount of, without duplication, the following:

          (a)  all obligations for borrowed money;

          (b) all obligations evidenced by bonds, debentures, notes or other similar instruments;

          (c) all obligations to pay the deferred purchase price of property or services (except Trade Payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case, not overdue, arising in the ordinary course of business);

          (d)  all Capitalized Lease Obligations;

          (e) all obligations or liabilities of others secured by a lien on any asset owned by such Person or Persons regardless of whether such obligation or liability is assumed;

          (f) all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit or bankers' acceptances;

          (g)  all Hedging Obligations; and

          (h)  all guaranties.

          "Indemnified Parties" has the meaning given to such term in Section
1.8.

          "Indemnifying Parties" has the meaning given to such term in Section 1.8.

          "Indenture" means that certain Indenture, dated as of June 15, 1996, by and between NFC and Wilmington Trust Company, as Trustee, together with all related documents, including security documents.

          "Initial Issue Date" means the date that Notes are first issued by DEC.

          "Inspectors" has the meaning given to such term in Section 5.26.

          "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          "Investment" means, with respect to any Person, any direct, indirect or beneficial investment by such Person, whether by means of share purchase, loan, advance, extension of credit (other than accounts receivable and trade credits arising in the ordinary course of business), capital contribution or otherwise, in or to any other Person, the guaranty by such Person of any Indebtedness of any other Person or the subordination of any claim against any other Person to other Indebtedness of such other Person.

          "Laws" has the meaning given to such term in Section 3.19.

          "Legal Holiday" means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of DEC or in New York are not required to be open.

          "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

          "Majority Holders" means, at any time, the Holder or Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

          "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Companies taken as a whole or (b) a material adverse effect on the ability of NFC or DEC to perform its obligations under this Agreement or of any Purchaser or Holder to enforce or collect any of the obligations hereunder. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

          "Materials of Environmental Concern" has the meaning given to such term in Section 3.16.

          "Maturity Date" means April 24, 2003.

          "MDC Entities" means, collectively, McCown De Leeuw & Co. II, LP, McCown, De Leeuw Associates, LP and MDC/JAF CO Ventures, LP and any of their respective Affiliates.

          "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or

Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by DEC or any of its Subsidiaries from such Asset Sale, net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by DEC or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by DEC or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

          "NFC" means National Fiberstok Corporation, a Delaware corporation.

          "NFC Senior Notes" means the 115/8% Senior Notes due 2002 of NFC.

          "Notes" has the meaning given to such term in Section 1.1.

          "Notes Register" has the meaning given to such term in Section 1.3.

          "Notice of Redemption" has the meaning given to such term in Section 6.3.

          "Offering Memorandum" means the Offering Memorandum, dated June 21, 1996, of NFC relating to the NFC Senior Notes.

          "Officer" of a Person mean its Chairman of the Board, Chief Executive Officer, President, Treasurer, any Vice President, Secretary or any Assistant Secretary.

          "Officers' Certificate" means a certificate signed by any two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer or a Vice President of DEC.

          "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to each of the Purchasers. Unless otherwise required by any of the Purchasers, the legal counsel may be an employee of or counsel to NFC or DEC. For purposes of Section 4.4, "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to DEC and who may be an employee of or counsel to any Purchaser or Holder.

          "Pending Acquisition" means the acquisition of all the capital stock of AmeriComm by NFC pursuant to the Acquisition Agreement.

          "Permitted Holder" means McCown De Leeuw & Co. II, L.P., a California limited partnership, McCown De Leeuw Associates L.P., a California limited partnership and MDC/JAFCO Ventures, a California limited partnership.

          "Permitted Liens" means with respect to any Person: (i) Liens incurred or deposits made by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or Liens incurred or good faith deposits made in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or

Liens incurred or deposits made to secure public or statutory obligations of such Person or deposits of cash or United States government bonds made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Person is a party, or deposits made as security for contested taxes or import duties or for the payment of rent, in each case in the ordinary course of business; (ii) Liens imposed by law, such as carriers, warehousemen's, materialmen's and mechanics' Liens or Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review; provided that, in each case, such appeal or other proceeding is being made in good faith and with respect to which reserves or other appropriate provisions are being made in accordance with GAAP; (iii) Liens securing the payment of Taxes which are not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, with respect to which reserves or other appropriate provisions are being maintained in accordance with GAAP; (iv) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (v) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person.

          "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

          "PIK Interest Payment" means the payment of all or a portion of a payment of interest on the Notes by the issuance of additional Notes in accordance with the provisions of Section 1 of the Notes.

          "PIK Note" means any Note issued by DEC in order to make a PIK Interest Payment.

          "Plan" has the meaning given to such term in Section 4.5(a).

          "Plan of Liquidation" means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (regardless of whether substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "Private Placement Memorandum" means the Private Placement Memorandum, dated May 1996, of DEC relating to, among other things, the Cumulative Redeemable Preferred Stock.

          "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of this Agreement, a calculation reflecting events that are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing effect, in each case as determined on a basis consistent with the procedures outlined in Article 11 of Regulation S-X of the Securities Act and as interpreted by the Staff of the Securities and Exchange Commission prior to December 1996 which would include cost savings resulting from headcount reductions, closure of facilities and similar restructuring charges.

          "Pro Forma Balance Sheets" means the unaudited consolidated balance sheets of DEC and its Subsidiaries as of March 31, 1997 and December 31, 1996 after giving effect to this Agreement, the Acquisition Agreement, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the other Documents and the transactions contemplated hereby and thereby, previously delivered to the Purchasers.

          "Proceedings" has the meaning given to such term in Section 3.3.

          "Productive Assets" means assets or properties used in the same type of business engaged in by NFC and its Subsidiaries immediately prior to the date hereof or in a business reasonably related thereto.

          "Property" or "property" means any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures), whether tangible or intangible, provided that the terms "Property" or "property," when used with respect to any Person, shall not include securities issued by such.

          "Public Equity Offering" of any Person, means a sale by such Person of Equity Interests of such Person in an underwritten (firm commitment) public offering registered under the Securities Act.

          "Purchase Price" means, with respect to any Acquisition, the aggregate consideration (including without limitation cash, Cash Equivalents, securities and other property (computed at the fair market value thereof determined in good faith by the Board of Directors of DEC), Acquired Indebtedness and deferred consideration (other than deferred consideration based on future financial performance criteria) paid, to be paid or assumed by DEC or any of its Subsidiaries in connection with such Acquisition plus all other expenses associated with such Acquisition.

          "Purchasers" means the purchasers on the signature pages hereto.

          "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

          "Qualified Public Equity Offering" of any Person, means a Public Equity Offering of such Person resulting in the listing of such Equity Interest on a nationally recognized stock exchange or the NASDAQ National Market System, pursuant to which such Person receives net proceeds of at least $35,000,000.

          "Redemption Date" means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Agreement and the Notes.

          "Redemption Price" means, when used with respect to any Note to be redeemed, the price fixed for such redemption pursuant to this Agreement and the Notes.

          "Registration Rights Agreement" has the meaning given to such term in Section 1.1.(b).

          "Related Transactions" means the execution and delivery of the Documents, the consummation of the Pending Acquisition, the funding of the Notes on the Closing Date and the payment of all fees, costs and expenses associated with all of the foregoing.

          "Rule 144" means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

          "Rule 144A" means Rule 144A as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

          "SEC" means the Securities and Exchange Commission and any successor thereto.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

          "Security" or "Securities" has the meaning given to such term in
Section 1.1.

          "Senior Credit Agreement" means that certain Credit Agreement dated as of June 28, 1996 by and among NFC, as Borrower, Heller Financial, Inc. and the other lenders party thereto, as lenders, and Heller Financial, Inc. as Agent, as amended, replaced, refinanced, modified or supplemented from time to time, and all related documents, including security documents.

          "Share Price Adjustment Agreement" has the meaning given to such term in Section 1.1(a).

          "Solvent" means, with respect to any Person on a particular date, that on such date, (a) the fair saleable value of the assets of such Person exceeds its probable liability on its debts as they become absolute and mature; (b) all of such Person's assets, at a fair valuation, exceed the sum of such Person's debts; (c) such Person is able to pay its debts or liabilities as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's assets would constitute an unreasonably small capital.

          "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but, in the case of a limited partner, only if such Person or its Subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any limited liability company or any other Person (other than a corporation or a partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

          "Stockholders' Agreement" has the meaning given to such term in
Section 1.1(b).

          "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

          "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

          "Trade Payables" means, with respect to any Person, accounts payable and other similar accrued current liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of property or services.

          "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

          "Voting Securities" means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power ("Voting Power") under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (regardless of whether at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

          "Wholly Owned Subsidiary" means, with respect to any Person, at any time, a Subsidiary of such Person, all of the Equity Interests of which (except director's qualifying shares) are at the time owned directly or indirectly by such Person.

9.2  Rules of Construction.

          Unless the context otherwise requires:

          (a)  a term has the meaning assigned to it;

          (b)  "or" is not exclusive;

          (c) words in the singular include the plural, and words in the plural include the singular;

          (d)  provisions apply to successive events and transactions;

          (e) "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and.

          (f) any reference to a "Section," "Annex" or "Schedule" refers to a Section of, an Annex to, or a Schedule to this Agreement, respectively.

SECTION 10.    MISCELLANEOUS.

10.1 Notices.

          All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telex, telecopier, or overnight air courier guaranteeing next day delivery:

          (a) if to any Purchaser at the address or telecopy number set forth on the signature pages hereto, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Avenue, Suite 3400, Los Angeles, California 90071, Telecopy No. (213) 687-5600, Attention: Rod A. Guerra, Jr., Esq.; and

          (b) if to NFC or DEC, to NFC, 5775 Peachtree Dunwoody Road, Suite C150, Atlanta, GA, Telecopy No. (404) 705-9929, Attention: Robert Webster, with a copy to McCown De Leeuw & Co., 101 E. 52nd Street, New York, New York, Telecopy No. (212) 355-6283, Attention: David King, with a copy to White & Case, 1155 Avenue of the Americas, New York, New York 10036, Telecopy No. (212) 354-8113, Attention: Frank L. Schiff, Esq.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days' prior notice of such change in accordance herewith.

10.2 Successors and Assigns.

          This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

10.3 Counterparts.

          This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.4 Headings.

          The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.5 Governing Law; Submission to Jurisdiction.

          THIS AGREEMENT, THE NOTES AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW EXCEPT
SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, EACH OF DEC AND NFC HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT

AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF DEC AND NFC IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEEDING AGAINST DEC OR NFC IN ANY OTHER JURISDICTION.

10.6 Entire Agreement.

          This Agreement, together with the Securities, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the other Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, together with the Securities, the Share Price Adjustment Agreement, the Stockholders' Agreement, the Registration Rights Agreement and the other Documents supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.7 Severability.

          In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each Purchaser's rights and privileges shall be enforceable to the fullest extent permitted by law.

10.8 Further Assurances.

          NFC and DEC shall, and shall cause each of their Subsidiaries to, at its cost and expense, upon request of any Purchaser or Holder, duly execute and deliver, or cause to be duly executed and delivered, to such Purchaser or Holder such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Purchaser or Holder to carry out more effectually the provisions and purposes of this Agreement and the other Documents.

10.9 Disclosure of Financial Information

          Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of DEC and each of its Subsidiaries which may be furnished to it hereunder or otherwise, to any other Holder, any court, Governmental Body having jurisdiction over such Holder, to the National Association of Insurance Commissioners or similar organizations, as may be required or appropriate in response to any summons or subpoena in connection with any litigation, to the extent necessary to comply with any law, order, regulation or ruling applicable to such Holder, to any rating agency, in order to protect its investment hereunder, or to any Person which shall, or shall have any right or obligation to, succeed to all or any part of such Holder's interest in any of the Securities and this Agreement or to any actual or prospective purchaser or assignee thereof.

                           [Signature pages follow]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties set forth below as of the date first written above.


DEC INTERNATIONAL, INC.



By:
Name:
Title:


NATIONAL FIBERSTOK CORPORATION



By:
Name:
Title:

TCW/CRESCENT MEZZANINE PARTNERS, L.P.
TCW/CRESCENT MEZZANINE TRUST
TCW/CRESCENT MEZZANINE INVESTMENT PARTNERS, L.P.

By:  TCW/CRESCENT MEZZANINE, L.L.C.,
      its general partner or managing owner


By:
Name:
Title:


By:
     John C. Rocchio
     Senior Vice President
Principal amount of Notes to be purchased:

$22,527,428.00 by TCW/Crescent Mezzanine Partners, L.P.
$6,856,994.00 by TCW/Crescent Mezzanine Trust
$615,578.00 by TCW/Crescent Mezzanine Investment Partners, L.P.

Number of Closing Shares to be purchased:

126,675 Closing Shares by TCW/Crescent Mezzanine Partners, L.P.
38,558 Closing Shares by TCW/Crescent Mezzanine Trust
3,461 Closing Shares by TCW/Crescent Mezzanine Investment Partners, L.P.

Aggregate purchase price of Notes and Closing Shares to be purchased:
$30,000,000.00

Fee: $400,000.00, payable to TCW/Crescent Mezzanine, LLC by wire transfer to Bank of America, 525 South Flower Street, Los Angeles, California 90071, ABA
No.: 121-000-358, Account Name: TCW/Crescent Mezzanine, LLC, Account No.:
1459-1-05940

          Initial Bank Account and Wire       Address for Notices:
          Instructions:                       TCW/Crescent Mezzanine, LLC
          State Street Bank and Trust         11100 Santa Monica Boulevard
          (Boston)                            Suite 2000
          Corporate Trust Department          Los Angeles, CA 90025
          Two International Place             Attn: Jean-Marc Chapus
          Boston, MA 02110                    Telecopy No.: (310) 235-5967
          ABA: 011000028
          DDA: 9903-942-2                     with a copy to:
          Account No. Ref.:
                                              State Street Bank and Trust
               EW0620 TCW/Crescent            Company
               Mezzanine Partners, L.P.       Securities Processing
               EW0621 TCW/Crescent            Department
               Mezzanine Trust                P.O. Box 2136
               EW0622 TCW/Crescent            Boston, MA 02106
               Mezzanine Investment           Telecopy No.: (617) 664-5366
               Partners, L.P.
               Attn:     Ray Welliver
                    (617) 664-5482

TCW LEVERAGED INCOME TRUST, L.P.

By:  TCW ADVISORS (BERMUDA), LIMITED,
     as General Partner


By:
     Mark L. Attanasio
     Group Managing Director

By:  TCW INVESTMENT MANAGEMENT     COMPANY, as Investment Advisor

By:
Name:
Title:

Principal amount of Notes to be purchased: $4,000,000.00

Number of Closing Shares to be purchased: 33,739

Aggregate purchase price of Notes and Closing Shares to be purchased:
$4,000,000.00

Fee: $80,000.00, payable to TCW Leveraged Income Trust, L.P. by wire transfer to the bank account described below.

Initial Bank Account and Wire Instructions:
State Street Bank and Trust (Boston)
Corporate Trust Department
Two International Place
Boston, MA 02110
ABA: 011000028
DDA: 99039422
Account No.: EW0877
Ref:TCW Leveraged Income Trust, L.P.
Attn: Ray Welliver
Telecopy No.: (617) 664-5482

Address for Notices:
Trust Company of the West
11100 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attn: Jean-Marc Chapus
Telecopy No.: (310) 235-5967

TCW SHARED OPPORTUNITY FUND II, L.P.

By:  TCW INVESTMENT MANAGEMENT
     COMPANY, its investment advisor


By:
Name:
Title:


By:
     John C. Rocchio
     Senior Vice President

Principal amount of Notes to be purchased: $1,000,000.00

Number of Closing Shares to be purchased: 8,435

Aggregate purchase price of Notes and Closing Shares to be purchased:
$1,000,000.00

Fee: $20,000.00, payable to TCW Shared Opportunity Fund II, L.P. by wire transfer to the bank account described below.

Initial Bank Account and Wire Instructions:
Citibank/NYC/Bear Stearns
111 Wall Street
New York, NY
ABA: 021000089
A/C: Bear Stearns/0925-3186
Account No. Ref.: 102-02730
FBO: TCW Shared Opportunity Fund II, L.P.

Address for Notices:
Trust Company of the West
11100 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attn: Jean-Marc Chapus
Telecopy No.: (310) 235-5967